EXECUTION VERSION

STOCK PURCHASE AGREEMENT

between

OCTAVIUS CORPORATION,

WINNEBAGO INDUSTRIES, INC.,

and

NEWMAR CORPORATION, DUTCH REAL ESTATE CORP., NEW-WAY TRANSPORT CORP., NEW-SERV, INC.,

THE INDIVIDUALS LISTED ON THE SIGNATURE PAGES HERETO,

and

MATTHEW MILLER, as Sellers Agent

Dated as of September 15, 2019

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE OF SHARES	2

ARTICLE 2 PURCHASE PRICE; CLOSING; AND POST-CLOSING PURCHASE PRICE ADJUSTMENT	2

2.1	Aggregate Purchase Price 2

2.2	Calculation of Estimated Purchase Price for Closing 2

2.3	Closing 3

2.4	Payment of Estimated Purchase Price 4

2.5	Purchase Price Adjustment 4

2.6	Allocation of Aggregate Purchase Price 6

2.7	Withholding 7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS AND NEWMAR CORPORATION	7

3.1	Organization and Good Standing 7

3.2	Capitalization 7

3.3	Authority and Authorization; Conflicts; Consents 8

3.4	Financial Statements and Undisclosed Liabilities 9

3.5	Taxes 11

3.6	Litigation and Orders 13

3.7	Compliance with Law 13

3.8	Contracts 13

3.9	Assets 15

3.10	Certain Accounts 15

3.11	Real Property 15

3.12	Environmental Matters 17

3.13	Intellectual Property 18

3.14	IT Systems; Data Protection and Privacy 19

3.15	Insurance 20

3.16	Absence of Certain Events 20

3.17	Employee Benefits 20

3.18	Employees and Labor Relations 22

3.19	Certain Business Relationships 24

3.20	Anti-Corruption, Trade Controls and Anti-Money Laundering 24

3.21	Customers and Suppliers 25

3.22	Products; Product Warranties and Liabilities 26

3.23	Brokers 26

3.24	Investment Representations 26

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE BUYER ENTITIES	27

i

4.1	Organization and Good Standing 27

4.2	Authority and Authorization; Conflicts; Consents 27

4.3	Litigation and Orders 28

4.4	Financing 28

4.5	Securities 29

4.6	Issuance of Shares 29

4.7	SEC Filings and NYSE Listing 29

4.8	Brokers 30

ARTICLE 5 CERTAIN COVENANTS	30

5.1	Certain Actions to Close Transactions 30

5.2	Pre-Closing Conduct of Business 31

5.3	Pre-Closing Entity Distributions and Actions 33

5.4	Access to Information 33

5.5	Further Assurances 34

5.6	Confidentiality and Publicity 34

5.7	Employee Matters 35

5.8	Certain Tax Matters 36

5.9	No Shop 38

5.10	Sellers Agent 38

5.11	Debt Financing Commitments 39

5.12	Certain Restrictive Covenants and Related Provisions 41

5.13	Related Party Matters 43

ARTICLE 6 CLOSING DELIVERIES AND TERMINATION	44

6.1	Closing Deliveries by Sellers 44

6.2	Closing Deliveries by the Buyer Entities 45

6.3	Termination of Agreement 45

6.4	Effect of Termination 46

ARTICLE 7 CONDITIONS TO OBLIGATIONS TO CLOSE	47

7.1	Conditions to Obligations of Each Party to Close 47

7.2	Conditions to Obligation of the Buyer Entities to Close 47

7.3	Conditions to Obligation of Sellers to Close 48

ARTICLE 8 INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES	48

8.1	Indemnification of the Buyer Entities 48

8.2	Indemnification of Sellers 49

8.3	Matters Regarding Claims 49

8.4	Certain Survival Periods 50

8.5	Notice of Claims and Procedures 51

8.6	Indemnification Adjusts Aggregate Purchase Price for Tax Purposes 52

8.7	Escrow 52

ARTICLE 9 CERTAIN GENERAL TERMS AND OTHER AGREEMENTS	54

9.1	Notices 54

9.2	Expenses 54

9.3	Interpretation; Construction 55

9.4	No Third‑Party Beneficiaries 56

9.5	Governing Law 56

9.6	Jurisdiction, Venue and Waiver of Jury Trial 56

9.7	Entire Agreement; Amendment; Waiver 57

9.8	Assignment; Binding Effect 57

9.9	Severability; Blue‑Pencil 57

9.10	Counterparts 57

9.11	Disclosure Schedule 58

ARTICLE 10 CERTAIN DEFINITIONS	58

Exhibits

Exhibit 6.1(g)	Consents

Exhibit 6.1(h)	Termination of Contracts

Exhibit 6.1(i)	Termination and Release Agreements

Exhibit 8.7	Escrow Agreement

Schedules

Schedule 2.6        Allocation of Purchase Price
Schedule 5.2        Pre-Closing Conduct of Business
Schedule 8.1(g)        Special Indemnitees
Schedule 10.1(a)    Closing Tax Adjustment
Schedule 10.1(b)    Indebtedness
Schedule 10.1(c)    Example Calculation of Net Working Capital

Disclosure Schedules

GLOSSARY OF DEFINED TERMS

Defined Term	Section
338(h)(10) Election	5.8(b)
401(a) Plan	3.17(d)
Acquired Companies	Preamble
Aggregate Escrow Amount	2.4(a)(ii)
Aggregate Purchase Price	2.1
Aggregate Purchase Price Adjustment Account	8.7(a)(i)
Agreement	Preamble
Allocation	2.6(b)
Annual Financial Statements	3.4(a)(ii)
Assets	3.9
Basis Calculation	2.6(a)
Business	Recitals
Buyer	Preamble
Buyer Entities	Preamble
Buyer Parent	Preamble
Buyer Related Party	6.5(b)
Buyer Termination Fee	6.5
Buyer's Proposed Calculations	2.5(a)
Cap	8.3(g)
Claiming Party	8.5(a)
Closing	2.3
Closing Cash	2.1(d)
Closing Date	2.3
Closing Indebtedness	2.1(e)
Company Insurance Policies	3.15
Company Subsidiaries	Recitals
Competitive Business	5.12(a)(ii)(A)
Consent	3.3(b)
Debt Commitment Letter	4.4(a)
Debt Commitment Letters	4.4(a)
Debt Financing	4.4(a)
Disclosure Schedule	3
Disputed Product Warranty Costs and Expenses	8.3(j)
DOJ	5.1(b)
Dutch	Preamble
Dutch Shares	Recitals
Effective Time	2.3
Equity Agreements	Recitals
Escrow Account	8.7
Escrow Agreement	8.7

Estimated Purchase Price	2.2
Estimated Purchase Price Calculation Statement	2.2
Excluded Real Property	3.11(i)
Fee Letter	4.4(a)
Final Allocation	2.6(b)
Final Basis Calculation	2.6(a)
Final Purchase Price Calculation Statement	2.5(a)
Financial Statements	3.4(a)(iv)
FTC	5.1(b)
Government Official	3.20(a)
Governmental Entity	3.20(a)
Healthcare Reform Laws	3.17(j)
Indemnifying Party	8.5(a)
Indemnity Escrow Account	8.7(a)(ii)
Indemnity Escrow Amount	8.7(a)(ii)
Indemnity Escrow Release Date	8.7(c)
Independent Accounting Firm	2.5(b)(ii)
Initial Claim Notice	8.5(a)
Interim Balance Sheet Date	3.4(a)(iii)
Interim Balance Sheets	3.4(a)(iv)
Interim Financial Statements	3.4(a)(iv)
Leased Real Property	3.11(a)
Leasehold Improvements	3.11(a)
Lock-Up Letter	Recitals
Major Contract	3.8
Major Dealers	3.21
Major Suppliers	3.21
Newmar Corporation	Preamble
Newmar Corporation Shares	Recitals
Newmar International	Recitals
Newmar International Dissolution	5.3(a)
Newmar Risk Dissolution	5.3(b)
Newmar Risk Management	Recitals
New-Serv	Preamble
New-Serv Shares	Recitals
New-Way Shares	Recitals
New-Way Transport	Preamble
Nondisclosure Agreement	5.6(a)
Notice of Objections	2.5(b)(i)
NYSE	4.7(b)
OFAC	3.20(d)
Outside Date	6.3(b)
Owned Real Property	3.11(a)

v

Parent SEC Documents	4.7(a)
Patriot Act	3.20(e)
Payment Schedule	2.2
Pro Rate Percentage	2.2
Products	3.22(a)
Real Property	3.11(a)
Real Property Lease	3.11(a)
Related Persons	3.19
Releasees	5.12(b)(iii)
Releasing Persons	5.12(b)
Relevant Persons	3.20(b)
Remaining Estimated Purchase Price	2.4(a)(v)
Restricted Area	5.12(a)(i)
Schedule Supplement	9.11
SEC	4.7(a)
Section 338 Forms	2.6(b)
Securities Act	3.24(a)
Sellers	Preamble
Sellers Agent	Preamble
Sellers Agent Account	2.4(a)(iii)
Shares	Recitals
Standstill Agreement	Recitals
Tax Accountant	5.8(a)
Third Party Claim	8.5(a)
Unsatisfied Escrow Claims	8.7(c)

EXECUTION VERSION

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 15, 2019, by and among Octavius Corporation, a Delaware corporation (“Buyer”), Winnebago Industries, Inc., an Iowa corporation (“Buyer Parent” and, together with Buyer, the “Buyer Entities”), Newmar Corporation, an Indiana corporation (“Newmar Corporation”), Dutch Real Estate Corp., an Indiana corporation (“Dutch”), New-Way Transport Corp., an Indiana corporation (“New-Way Transport”), New-Serv, Inc., an Indiana corporation (“New-Serv”) (Newmar Corporation, Dutch, New-Way Transport, New-Serv, and Newmar Risk Management, as defined below, the “Acquired Companies” and each of the Acquired Companies is an “Acquired Company”), the shareholders of Newmar Corporation, Dutch, New-Way Transport and New-Serv all of whom are listed on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”), and Matthew Miller, in his capacity as Sellers Agent hereunder (“Sellers Agent”).
INTRODUCTION
A.The Sellers own all of the issued and outstanding shares of capital stock of Newmar Corporation (“Newmar Corporation Shares”), Dutch (“Dutch Shares”), New-Way Transport (“New-Way Shares”), and New-Serv (“New-Serv Shares”) (collectively, the Newmar Corporation Shares, Dutch Shares, New-Way Shares and New-Serv Shares are sometimes referred to as the “Shares”).
B.    Newmar Corporation owns all of the issued and outstanding capital stock of Newmar Risk Management, Inc., a Nevada corporation (“Newmar Risk Management”), and all of the issued and outstanding capital stock of Newmar Corporation International, an Indiana corporation (“Newmar International”) (each, a “Company Subsidiary” and together the “Company Subsidiaries”).
C.    On the date hereof, (i) certain Sellers actively engaged in the Business have executed and delivered individual retention agreements and the Key Employees have executed and delivered employment letter agreements and (ii) certain Sellers have executed and delivered that certain Lock-up Letter (the “Lock-up Letter”), that certain Standstill Agreement (the “Standstill Agreement” and collectively with the Lock-up Letter, the “Equity Agreements”).
D.    Each Seller desires to sell to Buyer and Buyer desires to purchase from that Seller all of the capital stock of Newmar Corporation, Dutch, New-Way Transport, and New-Serv that are owned by that Seller, in exchange for the Aggregate Purchase Price, which will be paid by Buyer in a combination of cash and equity interests in Buyer Parent.
E.    The Acquired Companies are generally engaged in the business of designing, sourcing, manufacturing, distributing, selling and servicing over-the-road recreational vehicles (such business, along with the other business activities of each Acquired Company, collectively being the “Business”).
AGREEMENT
Each Party agrees as follows:

Article 1
PURCHASE AND SALE OF SHARES
Upon and subject to the terms herein, at Closing, each Seller will sell, assign, transfer, convey and deliver to Buyer, free and clear of all Encumbrances, and Buyer will purchase and acquire from each Seller, all of that Seller’s Shares.
ARTICLE 2
PURCHASE PRICE; CLOSING; AND POST-CLOSING PURCHASE PRICE ADJUSTMENT
2.1    Aggregate Purchase Price. The term, “Aggregate Purchase Price,” means an amount equal to the sum of:
(a)    the Initial Purchase Price,

(b)	plus the amount, if any, by which the Closing Net Working Capital exceeds the Net Working Capital Target,

(c)	minus the amount, if any, by which the Net Working Capital Target exceeds Closing Net Working Capital,

(d)	plus the aggregate positive Cash balances or minus the aggregate negative Cash balances of the Acquired Companies at the Effective Time (“Closing Cash”),

(e)	minus the amount of Indebtedness of the Acquired Companies at the Effective Time (“Closing Indebtedness”),

(f)	plus the Closing Tax Adjustment;

(g)	plus the amount, if any, by which the Final Tax Adjustment exceeds the Closing Tax Adjustment;

(h)	minus the amount, if any, by which the Closing Tax Adjustment exceeds the Final Tax Adjustment; and

(i)	minus the amount of all Company Transaction Expenses.
The effects of the Closing will be excluded in calculating the Aggregate Purchase Price.
2.2    Calculation of Estimated Purchase Price for Closing. On or before the fifth Business Day before the Closing Date, Sellers and the Acquired Companies will deliver to Buyer a (i) written statement (the “Estimated Purchase Price Calculation Statement”) setting forth, in reasonable detail, Sellers’ and the Acquired Companies’ good faith estimate of the amount of (A) the Closing Net Working Capital, (B) the Closing Cash, (C) the Closing Indebtedness, (D) the Closing Tax Adjustment, and (E) the Company Transaction Expenses, (ii) Sellers’ and the Acquired Companies’ resulting good faith estimate of the Aggregate Purchase Price (the “Estimated Purchase Price”); and (iii) a schedule (the “Payment Schedule”) setting forth (A) each Seller’s pro rata share of the Estimated Purchase Price, the Aggregate Escrow Amount and the Seller Agent Account (as apportioned for each Seller based on their respective ownership of the Acquired Companies as set forth on Schedule 2.6), (B) the amount of the Remaining Estimated Purchase Price due to each Seller, in each case based on their respective ownership of the Acquired Companies and the accounts to which the Remaining Estimated Purchase Price shall be paid by Buyer to each Seller at the

Closing, and (C) the amount of the Closing Stock Consideration due to each Seller, in each case taking into account the purchase price paid by the Buyer to each Seller for such Seller’s respective capital stock in Newmar Corporation as described on the Payment Schedule (the percentage shown therein for each Seller being such Seller’s “Pro Rata Percentage”). Sellers and the Acquired Companies shall consider in good faith, and consult with Buyer regarding, any comments on the Estimated Purchase Price Calculation Statement that are submitted by Buyer on or before the second Business Day prior to the Closing Date. The Payment Schedule sets forth the format for the calculation of the amounts described in this Section 2.2. The Estimated Purchase Price Calculation Statement will be prepared in accordance with the Accounting Principles. For the avoidance of doubt, Buyer and its Affiliates shall have no liability for any allocation of the Aggregate Purchase Price (including the cash and equity components) among the Sellers as set forth in the Payment Schedule and each Seller confirms that the Payment Schedule reflects the agreed upon distribution of the Estimated Purchase Price and consideration to be paid by Buyer among the Sellers regardless of any inconsistencies with the Acquired Companies’ Organizational Documents.
2.3        Closing. Subject to the fulfillment or waiver of the conditions precedent set forth in Article 7, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Faegre Baker Daniels, at 90 S 7th Street, Minneapolis, Minnesota, at 9:00 a.m. (local time) on a date (the “Closing Date”) to be mutually agreed upon by Sellers and Buyer, which date will be no later than the third Business Day after all of the conditions set forth in Article 7 have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at Closing); provided that if the Marketing Period has not ended at the time that all of the conditions set forth in Article 7 have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at Closing), then the Closing will occur on the earlier of (a) a Business Day during the Marketing Period specified by Buyer on no less than five Business Days’ notice to Sellers Agent and (b) the fifth Business Day following the final day of the Marketing Period, subject in each case of clauses (a) and (b) to satisfaction or waiver of all of the conditions set forth in Article 7 for the Closing on such date. Documents may be delivered at the Closing by electronic delivery, and the receiving Party may rely on the receipt of such documents so delivered as if the original had been received. Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Closing will be deemed to have been taken, delivered, and executed simultaneously, and no proceeding will be deemed taken nor documents deemed executed or delivered until all have been taken, delivered, and executed. The Closing will be deemed to be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).
2.4    Payment of Estimated Purchase Price.
(a)    At Closing, Buyer will:
(i)    pay and discharge (or cause to be paid and discharged), on behalf of the Acquired Companies, all Closing Indebtedness identified by Buyer to be paid off at Closing for which a customary payoff letter has been provided to Buyer at least two Business Days prior to the Closing Date and all Company Transaction Expenses set forth on the Estimated Purchase Price Calculation Statement by wire transfer of immediately available funds pursuant to the Wire Transfer Instructions;
(ii)    deposit into escrow with the Escrow Agent, the amount of $36,400,000 (the “Aggregate Escrow Amount”), to be held by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement, by wire transfer of immediately available funds pursuant to the Wire Transfer Instructions;

(iii)    deposit into an account maintained with the Escrow Agent, the amount of $1,000,000 (the “Sellers Agent Account”), to be maintained by the Escrow Agent pursuant to the terms of an account agreement, by wire transfer of immediately available funds pursuant to the Wire Transfer Instructions;
(iv)    cause Buyer Parent to issue and deliver to certain Sellers, in the applicable Seller’s name, in book entry, the Closing Stock Consideration, as determined in accordance with the Payment Schedule, free and clear of all Encumbrances (other than those arising under securities Laws and pursuant to the Equity Agreements); and
(v)    pay or cause to be paid the remaining balance of the Estimated Purchase Price (after making the payments in Sections 2.4(a)(i), (ii), and (iii) and deducting the value of the Closing Stock Consideration in Section 2.4(a)(iv), the “Remaining Estimated Purchase Price”) to Sellers by wire transfer of immediately available funds to in the amounts and to the accounts set forth on the Payment Schedule.
2.5    Purchase Price Adjustment.
(a)    Buyer’s Preparation of the Statement. Within 90 days after the Closing Date, Buyer will prepare and deliver to Sellers Agent a statement (the “Final Purchase Price Calculation Statement”) setting forth, in reasonable detail, Buyer’s calculations (“Buyer’s Proposed Calculations”) of (i) the amount of the Closing Net Working Capital, (ii) Closing Cash, (iii) Closing Indebtedness, (iv) the Final Tax Adjustment, and (v) Company Transaction Expenses, and (v) the resulting Aggregate Purchase Price. Buyer’s Proposed Calculations shall be prepared in accordance with the Accounting Principles.
(b)    Objections; Resolution of Disputes.
(i)    Unless Sellers Agent notifies Buyer in writing within 30 days after Buyer’s delivery of the Final Purchase Price Calculation Statement of any objection to the Buyer’s Proposed Calculations (the “Notice of Objection”), the Final Purchase Price Calculation Statement will become final and binding on the Parties at the end of such 30-day period. During such 30-day period, Sellers Agent and Sellers Agent’s representatives and advisors will be provided with reasonable access, upon reasonable notice, to all materials and information used by Buyer in preparing the Final Purchase Price Calculation Statement and Buyer will make available such personnel as are reasonably necessary to assist Sellers Agent in its review of the Final Purchase Price Calculation Statement. Any Notice of Objection must specify in reasonable detail the basis for the objections set forth therein.
(ii)    If Sellers Agent provides the Notice of Objection to Buyer within such 30-day period, Buyer and Sellers Agent will, during the 30-day period following Buyer’s receipt of the Notice of Objection, attempt in good faith to resolve the objections of Sellers Agent. During such 30-day period, Buyer and its independent auditors and other representatives and their advisors will be permitted to review the working papers of the Sellers Agent and, if applicable, his representatives relating to the Notice of Objection and the basis therefor. If Buyer and Sellers Agent are unable to resolve all such objections within such 30-day period, the matters remaining in dispute that were properly included in the Notice of Objection will be submitted to Ernst and Young LLP (or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Buyer and Sellers Agent in writing and, if Buyer and Sellers Agent are unable to so agree within 10 days after the end of such 30-day period, then Buyer and Sellers Agent will each select such a firm and such firms will jointly select a third nationally recognized firm to resolve the disputed matters (such selected firm being the “Independent Accounting Firm”)). Buyer and Sellers Agent will instruct the Independent Accounting Firm to render its reasoned written decision as promptly as practicable but in no event later than 30 days after its selection. The Independent Accounting Firm will act as an arbitrator to resolve the disputed matters solely based on submissions made by Sellers Agent and Buyer that are consistent with the terms of this Agreement (and not by independent review). The Independent Accounting Firm will be bound by the terms of this Agreement, including the Accounting Principles, and will not assign a value to any item that is greater than the greater value for such item claimed by either Party or less than the lesser value for such item claimed by either Party. The resolution of disputed items by the Independent Accounting Firm will be final and binding, and the determination of the Independent Accounting Firm will constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Independent Accounting Firm will be apportioned between the Buyer, on the one hand, and the Sellers, on the other hand, based upon the inverse proportion of the amount of the disputed items on the Final Purchase Price Calculation Statement resolved in favor of such Party (i.e., so that the prevailing Party bears a lesser amount of such fees and expenses), with the amount of fees payable by Sellers being distributed from the Aggregate Purchase Price Adjustment Account or, if there are not sufficient funds remaining in such account, then paid jointly and severally by Sellers. The Final Purchase Price Calculation Statement, as adjusted pursuant to this Section 2.5(b)(ii), will be final and binding on the Parties.
(c)    Adjustment Payment. Upon determination, in accordance with Section 2.5(b), of the Final Purchase Price Calculation Statement and the final calculations of the items to be included therein under Section 2.5(a), the Aggregate Purchase Price will be recalculated using such finally determined amounts. The following payments, if any, will be deemed to be adjustments to the Aggregate Purchase Price for all purposes.
(i)    If the Aggregate Purchase Price (as recalculated under this Section 2.5(c)) is greater than the Estimated Purchase Price, then Buyer will pay or cause to be paid, no later than three Business Days after the Final Purchase Price Calculation Statement becomes final and binding under Section 2.5(b), to Sellers in accordance with the Payment Schedule (allocated in accordance with each Seller’s Pro Rata Percentage) and the Wire Transfer Instructions, by wire transfer of immediately available funds, the amount of such excess over the Estimated Purchase Price.
(ii)    (1) If the Aggregate Purchase Price (as recalculated under this Section 2.5(c)) is less than the Estimated Purchase Price, then Sellers Agent and Buyer will provide joint instructions to the Escrow Agent to release an amount equal to the amount of any deficiency from the Estimated Purchase Price to Buyer from the Aggregate Purchase Price Adjustment Account and (2) any amount remaining in the Aggregate Purchase Price Adjustment Account (if any) after the payment in clause (1) of this subsection, to Sellers in accordance with their respective Pro Rata Percentages. If the value of such deficiency exceeds the amount in the Aggregate Purchase Price Adjustment Account, the Sellers Agent and Buyer shall execute and deliver a joint written instruction to the Escrow Agent directing that the entire amount of the Aggregate Purchase Price Adjustment Account be release to Buyer and the remaining deficiency shall be paid by the Sellers to the Buyer in accordance with their Pro Rata Percentages.

(iii)    If the Aggregate Purchase Price (as recalculated under this Section 2.5(c)) is equal to or greater than the Estimated Purchase Price, then no payment will be made to Buyer from the Aggregate Purchase Price Adjustment Account and, no later than three Business Days after the Final Purchase Price Calculation Statement becomes final and binding under Section 2.5(b), Sellers Agent and Buyer will provide joint instructions to the Escrow Agent to release the amount remaining in the Aggregate Purchase Price Adjustment Account to Sellers, in accordance with their respective Pro Rata Percentages.
2.6    Allocation of Aggregate Purchase Price and Seller Basis Calculation.
(a)    Within 60 days of the Closing Date, the Sellers Agent shall deliver to the Buyer a calculation of the tax basis of the assets of Newmar Corporation, New-Way Transport and New-Serv (the “Basis Calculation”). Buyer shall have the right to review such Basis Calculation and if Buyer disagrees with such Basis Calculation, Buyer will notify Sellers Agent in writing within 10 days after receipt of the Basis Calculation. If Sellers Agent and Buyer are unable to reach an agreement regarding the Basis Calculation, then within 10 days following Sellers Agent’s receipt of the Basis Calculation, any disagreement will be resolved by applying the procedures and principles of Section 2.5(b)(ii). The Basis Calculation, as prepared by Sellers Agent if no timely Buyer objection has been given, as adjusted pursuant to any agreement between the parties, or as determined pursuant to the decision of the Independent Accounting Firm pursuant to Section 2.5(b)(ii) will be final (the “Final Basis Calculation”). Any fees and expenses of the Independent Accountant will be borne equally by the Parties.
(b)    The Aggregate Purchase Price shall be allocated among the equity interests of Newmar Corporation, Dutch, New-Way Transport, and New-Serv as set forth in Schedule 2.6.  Buyer will prepare an allocation of the Aggregate Purchase Price (and the liabilities of the Acquired Companies and any other relevant items), consistent with Schedule 2.6, which will be allocated among the assets of the Acquired Companies as required pursuant to Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”), and deliver such Allocation to Sellers Agent within 90 days following the Closing Date. Sellers Agent will have the right to review such Allocation and, to the extent Sellers Agent disagrees with the Allocation, Sellers Agent will notify Buyer in writing, within 30 days after receipt of such Allocation of any objections. If Sellers Agent and Buyer are unable to reach an agreement regarding the Allocation, then within 20 days following Buyer’s receipt of Sellers Agent’s objection, any disagreement will be resolved by applying the procedures and principles of Section 2.5(b)(ii). The Allocation, as prepared by Buyer if no timely Sellers Agent objection has been given, as adjusted pursuant to any agreement between the parties, or as determined pursuant to the decision of the Independent Accounting Firm pursuant to Section 2.5(b)(ii) will be final (the “Final Allocation”). Any fees and expenses of the Independent Accountant will be borne equally by the Parties. Buyer and Sellers Agent will cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Election, including IRS Form 8023 and 8883 and any similar forms under applicable state and local Income Tax laws (collectively, the “Section 338 Forms”) in a manner consistent with the Final Allocation. Buyer and Sellers will, or will cause their relevant Affiliates to timely file such Section 338 Forms with the applicable Governmental Authorities. Sellers and Buyer agree that none of them will, or will permit any of their Affiliates to, revoke the Section 338(h)(10) Election following the filing of the Section 338 Forms without the prior written consent of Sellers Agent or Buyer, as the case may be. Except to the extent required pursuant to a “determination” within the meaning of section 1313(a) of the Code, neither Sellers, any Acquired Company, nor Buyer will take any position inconsistent with the Section 338(h)(10) Election and the Section 338 Forms, provided, however, that post-Closing adjustments to the Aggregate Purchase Price will be reflected as permitted by Applicable Law.
2.7     Withholding. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) each payment made pursuant to this Agreement shall be made net of any Taxes required by Applicable Law to be deducted or withheld from such payment and (b) any amounts deducted or withheld from any such payment shall be remitted to the applicable taxing authority and shall be treated for all purposes of this Agreement as having been paid.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS AND ACQUIRED COMPANIES
Except as disclosed in the corresponding Section of the disclosure schedule delivered by Sellers concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”), Sellers and the Acquired Companies hereby jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:
3.1    Organization and Good Standing. Each Acquired Company is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it was organized. Each Acquired Company is duly qualified and in good standing to do business as a foreign corporation or limited liability company (as applicable) in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to be materially adverse to one or more of the Acquired Companies. Each Acquired Company has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted. Other than the Newmar Corporation’s direct ownership of Newmar International and Newmar Risk Management, no Acquired Company holds any equity interest, directly or indirectly, of any other Person. Sellers and Newmar Corporation have made available to Buyer a true, correct and complete copy of the Organizational Documents of each Acquired Company and Company Subsidiary and there are no breaches of such Organizational Documents.
3.2    Capitalization.
(a)    Section 3.2 of the Disclosure Schedule sets forth (i) each of the Acquired Companies’ and Company Subsidiaries’ authorized capital stock, (ii) each of the Acquired Companies’ and Company Subsidiaries’ issued capital stock, (iii) each of the Acquired Companies’ and Company Subsidiaries’ outstanding capital stock, (iv) the Sellers’ respective ownership percentages and shareholdings of (including stock ledgers showing) all the issued and outstanding capital stock of Newmar Corporation, Dutch, New-Way Transport, and New-Serv, which together constitute all of the issued and outstanding capital stock of Newmar Corporation, Dutch, New-Way Transport, and New-Serv, and (v) the record owners and the number of shares of each class or series of capital stock in each of the Company Subsidiaries that are issued and outstanding, together with the registered holders thereof. All the issued and outstanding capital stock of the Acquired Companies and all the outstanding shares of each class or series of capital stock of each of the Company Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription, or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate any Acquired Company or any Company Subsidiary to issue, sell, purchase, return or redeem any shares of its capital stock or securities convertible into or exchangeable for any capital stock or to grant any options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription, or other rights, or agreements, arrangements or commitments. There are no shares of capital stock of any Acquired Company or Company Subsidiary reserved for issuance. There are no capital appreciation rights, restricted stock or equity, performance-based stock or other equity, dividend equivalent, profit participation, phantom stock or equity plans, securities with participation rights or features or similar obligations and commitments of any Acquired Company or any Company Subsidiary. Sellers have good and valid title to all Shares, free and clear of all Encumbrances, other than any Encumbrances arising as a result of this Agreement or restrictions on transfer imposed by Applicable Laws. Newmar Corporation directly owns all the outstanding capital stock of each of the Company Subsidiaries, free and clear of all Encumbrances, other than any Encumbrances arising as a result of this Agreement or restrictions on transfer imposed by Applicable Laws. Other than Newmar Corporation’s ownership of the capital stock of the Company Subsidiaries, no Acquired Company nor any of the Company Subsidiaries owns, holds or controls, directly or indirectly, any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person. There are no declared or accrued unpaid dividends or distributions with respect to any shares of capital stock of any Acquired Company or Company Subsidiary. No Acquired Company or Company Subsidiary is under any obligation to register under the Securities Act of 1933, as amended, any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.
(b)    Except for this Agreement and as set forth on Section 3.2 of the Disclosure Schedule and restrictions imposed by Applicable Laws, there are no agreements, voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or distribution rights of the Shares or of the capital stock in any Company Subsidiary. From June 13, 2019 to the date hereof, no Acquired Company has declared, set aside, made or paid any distribution in respect of the Shares.
3.3    Authority and Authorization; Conflicts; Consents.
(a)    Authority and Authorization. Each Acquired Company and Company Subsidiary has all requisite corporate power to execute and deliver this Agreement and each Ancillary Agreement to which such Acquired Company or Company Subsidiary is a party and the execution, delivery and performance of this Agreement and each Ancillary Document of such Acquired Company or Company Subsidiary has been duly authorized and approved by all necessary corporate action and each such authorization and approval remains in full force and effect. Each Seller has full power, capacity, and authority to enter into and perform his or her obligations under this Agreement and each Ancillary Document of such Seller. Assuming due authorization, execution and delivery by Buyer of this Agreement and each Ancillary Document of Buyer, this Agreement is, and each Ancillary Document of each Acquired Company, Company Subsidiary and Seller at Closing will be, the legal, valid and binding obligation of such Acquired Company, Company Subsidiary, and Seller, enforceable against such Acquired Company, Company Subsidiary and Seller in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.
(b)    Conflicts; Consents. Subject to the receipt of the Consents and the making of filings and submissions referenced in the next sentence, neither the execution nor delivery by any Acquired Company or Seller of this Agreement or of any Ancillary Document nor consummation by any Acquired Company or Seller of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (i) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of any Seller, any Acquired Company or any Company Subsidiary; (ii) violate any Applicable Law; (iii) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than any Acquired Company to accelerate, increase, terminate, modify or cancel any material right or obligation in a manner adverse to any Acquired Company or result in the creation of any Encumbrance, other than a Permitted Encumbrance, of any Acquired Company under, any Contract; or (iv) result in the creation or imposition of any Encumbrance on the Shares. No consent or approval by, notification to or filing with any Person is required under any Contract and no consent or approval by, notification to or filing with any Governmental Authority is required, in each case, in connection with each Seller’s and each Acquired Companies’ execution, delivery or performance of this Agreement or any Ancillary Document of that Seller or Acquired Company or that Seller’s or that Acquired Company’s consummation of the transactions contemplated herein or therein, except as required by Antitrust Laws. “Consent” means each consent, approval, notice or filing listed in Section 3.3 of the Disclosure Schedule.
3.4    Financial Statements and Undisclosed Liabilities.
(a)    Financial Statements Defined. Section 3.4(a) of the Disclosure Schedule contains a true, correct and complete copy of the following:
(i)    the (1) audited balance sheets as of, and audited statements of income, changes in shareholders’ equity, and statements of cash flows for the fiscal year ended on, the Annual Balance Sheet Date for Newmar Corporation and Newmar Risk Management on a consolidated basis; (2) audited balance sheets as of, and audited statements of income, changes in shareholders’ equity, and statements of cash flows for the fiscal year ended on, December 31, 2017 for Newmar Corporation and Newmar Risk Management on a consolidated basis; (3) audited balance sheets as of, and audited statements of income, changes in shareholders’ equity, and statements of cash flows for the fiscal year ended on, December 31, 2016 for Newmar Corporation and Newmar Risk Management on a consolidated basis and (4) notes to the foregoing and the reports thereon of Newmar Corporation’s independent auditors;
(ii)    the (1) unaudited balance sheets as of, and unaudited statements of operations for the fiscal year ended on, the Annual Balance Sheet Date for Dutch and New-Way Transport; (2) unaudited balance sheets as of, and unaudited statements of operations for the fiscal year ended on, December 31, 2017 for Dutch and New-Way Transport; (3) unaudited balance sheets as of, and unaudited statements of operations for the fiscal year ended on, December 31, 2016 for Dutch and New-Way Transport (collectively with the financial statements provided under Section 3.4(a)(i), the “Annual Financial Statements”);
(iii)    the unaudited (1) balance sheet of Newmar Corporation and Newmar Risk Management as of June 30, 2019 (such date is the “Interim Balance Sheet Date”); and (2) income statements, statements of changes in shareholders’ equity, and statements of cash flows of Newmar Corporation and Newmar Risk Management for the six‑month period ended on the Interim Balance Sheet Date;
(iv)    the unaudited (1) balance sheet of Dutch and New-Way Transport, as of the Interim Balance Sheet Date (collectively with the balance sheets provided under Section 3.4(a)(iii), the “Interim Balance Sheets”); and (2) income statements of Dutch and New-Way Transport, for the six‑month period ended on the Interim Balance Sheet Date (collectively with the Interim Balance Sheets, and the financial statements identified above in Section 3.4(a)(iii) the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).
(b)    Financial Statements. The Financial Statements for Newmar Corporation and Newmar Risk Management were prepared in accordance with GAAP consistently applied and were prepared in accordance with, and are consistent with, the financial records of Newmar Corporation and Newmar Risk Management. The Financial Statements fairly present, in all material respects, reflect the respective financial condition of each Acquired Company at their respective dates and the respective results of operations of each Acquired Company for the respective periods covered thereby, except (i) in each case as otherwise disclosed in any note to the Financial Statements and (ii) that the Interim Financial Statements are subject to normal year‑end adjustments that are not material, individually or in the aggregate, and do not include notes; provided, that, if notes were presented, they would not differ materially from the notes in the Annual Financial Statements.
(c)    Undisclosed Liabilities. None of the Acquired Companies or Company Subsidiaries have any Liabilities, except for Liabilities (i) disclosed in, provided for, adequately reflected in, specifically reserved against or otherwise described in an Interim Balance Sheet (including in any note thereto) or Section 3.4(c) of the Disclosure Schedule or that are or will be included in the calculations regarding the determination of the Aggregate Purchase Price under Section 2.5, or (ii) that have arisen in the Ordinary Course of Business of an Acquired Company since the Interim Balance Sheet Date.
(d)    Internal Controls. The Acquired Companies have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
(e)    Accounts Receivable. The accounts receivable of each Acquired Company reflected in the Financial Statements or in the accounting records of such Acquired Company since the Interim Balance Sheet Date (i) have arisen in the Ordinary Course of Business, and (ii) represent valid obligations arising from sales actually made or services actually performed by the Acquired Company in the Ordinary Course of Business.
(f)    Inventory. Except as set forth on Section 3.4(f) of the Disclosure Schedule, all inventory reflected on the Interim Balance Sheet (i) is valued in accordance with GAAP at the lower of cost (first-in first-out method) or net realizable value and (ii) consists of a quality and quantity usable in the Ordinary Course of Business consistent with past practice, except for slow-moving, damaged or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided). All inventory that has arisen since the date of the Interim Balance Sheet consists of a quality and quantity usable in the ordinary course of business consistent with past practice. Except as set forth on Section 3.4(f) of the Disclosure Schedules, (x) all such inventory is owned by the Acquired Companies free and clear of all Encumbrances (other than Permitted Encumbrances), (y) no inventory is held on a consignment basis and (z) since the date of the Interim Balance Sheet, the Acquired Companies have not repurchased inventory from its customers. The quantities of inventory are at levels consistent with past practices of the Acquired Company. All inventory is located at, or is in transit to or from, Delaware Street, Nappanee, Indiana.

3.5    Taxes.
(a)    All Tax Returns that were required to be filed by, on behalf of or with respect to any Acquired Company were timely filed on or before the applicable due date (taking into account any extension of such due date) and are correct and complete in all material respects. As of the Closing Date, all Taxes (whether or not reflected on such Tax Returns) owed by or with respect to any Acquired Company or for which any Acquired Company could be liable with respect to any Pre‑Closing Tax Period were duly paid when due, or, in the case of Taxes not yet due, will be duly paid in full before the Effective Time or will be properly included as a current liability in Closing Net Working Capital.
(b)    No claim has been made in writing, or to the Acquired Companies’ Knowledge otherwise, by any Governmental Authority in a jurisdiction (whether within or without the United States) where an Acquired Company has not filed a particular type of Tax Return or paid a particular type of Tax that such Acquired Company is or may be subject to Taxation by such jurisdiction.
(c)    All material Taxes that any Acquired Company is or was required to withhold or collect in connection with any amount paid or owing to any employee, independent contractor, shareholder, nonresident, creditor or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper Governmental Authority or other Person.
(d)    No Tax audit, examination, investigation or other Tax Proceeding is pending or being conducted or is, to the Acquired Companies’ Knowledge, threatened against or otherwise with respect to any Acquired Company.
(e)    No Acquired Company has filed for or has in effect any waiver of any statute of limitations regarding any Tax or has agreed to any waiver or extension of, or entered into any written agreement or other document having the effect of waiving or extending, the period of assessment or collection of any Tax deficiency, and no written power of attorney with respect to Taxes of any Acquired Company has been filed with or entered into with any taxing authority.
(f)    No Acquired Company (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign law), in either case that would be binding upon any Acquired Company after the Closing, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes or (iii) has any liability for the Taxes of any Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise).
(g)    No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any election made or amount received by any Acquired Company on or prior to the Closing Date. No Acquired Company has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(c).
(h)    There is no Encumbrance for any Tax upon any asset of any Acquired Company, except any Encumbrance for any current Tax not yet due.

(i)    Except as set forth on Section 3.5(i) of the Disclosure Schedule, no Acquired Company is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(j)     At all times since formation, each Acquired Company (other than Newmar Risk Management) has had in effect a valid election to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code and any similar provision of state law in each state where each Acquired Company (other than Newmar Risk Management) is required to file Tax Returns in respect of income (or similar) tax. At all times since formation, the Company Subsidiaries (other than Newmar Risk Management) have been treated as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. No Acquired Company holds any asset the disposition of which would be subject to Section 1374 of the Code.
(k)    Newmar International is, and at all times since its formation has been, treated as an IC-DISC within the meaning of Section 992(a) of the Code.
(l)    No Acquired Company or Company Subsidiary has made any distribution of stock of any “controlled corporation” as such term is defined in Section 355(a)(1) of the Code or has any liability for any Tax as a result of any such distribution (whether or not made by an Acquired Company), and the transactions contemplated hereby will not result in any such Tax.
(m)    The transactions contemplated hereby will not adversely impact the qualification of any Acquired Company or Company Subsidiary for any exemption from Tax currently available under any Applicable Law.
(n)    No Acquired Company (i) has nexus in any taxing jurisdiction or (ii) has taken any action that could result in any Acquired Company having taxable presence for any Tax purpose in any taxing jurisdiction (whether within or without the United States), in either case other than as set forth on Schedule 3.5(n) of the Disclosure Schedule. No Acquired Company has, or has ever had, a “permanent establishment” within the meaning of an applicable income Tax treaty or otherwise has or has ever had a taxable presence in any country other than the country in which the Acquired Company is formed and organized. No taxing jurisdiction (whether within or without the United States) in which any Acquired Company has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that such Acquired Company is required to file such Tax Return or pay such type of Tax in such taxing jurisdiction.
(o)    No Acquired Company is a party to an instrument treated by the issuer as debt for federal income tax purposes that should be treated as equity pursuant to Section 385 of the Code or the Treasury Regulations promulgated thereunder.
3.6    Litigation and Orders. There is no Proceeding pending or, to the Acquired Companies’ Knowledge, threatened against any Seller, any Acquired Company, any Company Subsidiary or any property, asset or right of an Acquired Company or Company Subsidiary in each case that, if decided adversely to such Seller or Acquired Company, would be materially adverse to one or more Acquired Company, or would materially and adversely affect the ability of Sellers and the Acquired Companies to consummate the transactions contemplated herein. No Acquired Company is subject to any material restriction or limitation on any of its operations under any Order.
3.7    Compliance with Law. To the Acquired Companies’ Knowledge, each Acquired Company and Company Subsidiary is, and since January 1, 2014 has been, in compliance in all material respects with all Applicable Laws (including those relating to maintaining Permits required of such Acquired Company to conduct its business). Except for any notices from consumer protection agencies regarding product warranty compliance received in the ordinary course of business, no written notice has been received by any Acquired Company from January 1, 2014 to the date of this Agreement from any Governmental Authority alleging that any Acquired Company is not or was not in compliance with any Applicable Law.
3.8    Contracts.
(a)    Section 3.8(a) of the Disclosure Schedule lists each Contract of a nature described below, in effect as of the date of this Agreement, to which any Acquired Company or Company Subsidiary is a party (each a “Major Contract”):
(i)    each agreement with any officer, individual employee or independent contractor on a full-time, part-time, consulting or other basis, including each agreement with respect to employment, deferred compensation, severance, separation, change in control, retention or similar arrangements for the provision of services to any Acquired Company or Company Subsidiary, but excluding agreements that are or on the Closing Date will be terminable at will by any Acquired Company or Company Subsidiary without any Liability to any Acquired Company or Company Subsidiary, except Liability with respect to services rendered before the termination thereof;
(ii)    each collective bargaining agreement or other Contract with any labor union or employee bargaining representative;
(iii)    each Contract purporting to limit the freedom of the Business or any Acquired Company or Company Subsidiary to engage in any line of business or operate in any jurisdiction, including any agreement that contains any exclusivity, non-competition, non-solicitation or no-hire provisions;
(iv)    each operating lease (as lessor or lessee) of tangible personal property that calls for payments of greater than $50,000 per year;
(v)    each Contract to pay or receive any royalty or license fee or to license (either as licensor or licensee) any Intellectual Property (other than any (1) license for Intellectual Property embedded in any equipment or fixture, (2) non‑exclusive implied license of Intellectual Property or (3) non‑exclusive license for the use of any commercially available off‑the‑shelf software with annual payments less than $50,000 per year);
(vi)    each Contract pursuant to which (1) any third Person creates, develops or customizes for or on behalf of an Acquired Company or Company Subsidiary any Intellectual Property that is material to the business of any Acquired Company or Company Subsidiary or (2) any Acquired Company or Company Subsidiary creates, develops or customizes any Intellectual Property for any third Person;
(vii)    each Contract pursuant to which any third Person provides support or maintenance for IT Systems material to the business of any Acquired Company or Company Subsidiary for aggregate annual or one-time fees in excess of $50,000;
(viii)    each Contract regarding any management, personal service or consulting or other similar type of Contract that is reasonably expected to involve payments by or to any Acquired Company or Company Subsidiary of greater than $50,000 per year;

(ix)    each Contract for the purchase by or from any Acquired Company or Company Subsidiary of any supply or product that calls for performance over a period of more than one year that is reasonably expected to involve payments by or to any Acquired Company or Company Subsidiary of greater than $50,000 per year;
(x)    each Contract under which any Acquired Company or Company Subsidiary is obligated to repay or has guaranteed any outstanding indebtedness for borrowed money or remains obligated to lend to or make any investment in (in the form of a loan, capital contribution or otherwise) any other Person, other than any other Acquired Company or Company Subsidiary;
(xi)    each Contract involving any Indebtedness or the imposition of any Encumbrance on any asset of any Acquired Company or Company Subsidiary;
(xii)    each Contract with a Seller or Affiliate or family member of a Seller;
(xiii)    each Contract for capital expenditures of greater than $50,000;
(xiv)    each partnership, joint venture, shareholders or other similar Contract;
(xv)    each Contract providing for the acquisition or disposition of any business or Person or of any interest in, or material assets properties or rights of, any business enterprise that contains ongoing obligations of an Acquired Company or Company Subsidiary;
(xvi)    each Contract under which any Acquired Company or Company Subsidiary has advanced or loaned money to any other Person, other than any other Acquired Company or Company Subsidiary;
(xvii)     each Contract under which any Seller, Acquired Company, or Company Subsidiary has a right or obligation to purchase, acquire, sell or dispose of any Owned Real Property or any part thereof or interest therein;
(xviii)    each Real Property Lease;
(xix)    each Contract (A) granting any Person the exclusive rights to license, market, distribute, sell or deliver any Acquired Company or Company Subsidiary product or service, (B) requiring any Acquired Company or Company Subsidiary to exclusively sell, lease or distribute products or services of any Person, (C) requiring any Acquired Company or Company Subsidiary to exclusively source materials, products or services, (D) that contains “most favored nation” provisions, or (E) that contains minimum purchase or minimum sale obligations equal to or in excess of $50,000 per year;
(xx)    each Contract that relates to a settlement of any Proceeding under which an Acquired Company or Company Subsidiary has any continuing liability in excess of $50,000;
(xxi)    each Contract between and among the Acquired Companies and the Company Subsidiaries;
(xxii)    each Contract with a Governmental Entity; and

(xxiii)    each Contract with a Major Dealer or Major Supplier.
(b)    Sellers have made available to Buyer a true, correct and complete copy of each Major Contract (or, in the case of any oral Major Contract, an accurate summary of the material terms thereof). With respect to each Major Contract (and with the following assuming that each Consent is obtained, which, for any Consent that is a filing or notice, means the making of such filing or notice), (i) such Major Contract is in full force and effect and is enforceable in accordance with its terms against the Acquired Company or Company Subsidiary that is a party thereto and, to the Acquired Companies’ Knowledge, against each other party thereto, except in each case to the extent enforceability may be limited by any Enforcement Limitation, (ii) such Acquired Company or Company Subsidiary is not and, to the Acquired Companies’ Knowledge, no other party thereto is in material breach under such Major Contract and (iii) no party to such Major Contract has terminated, modified, accelerated, or canceled such Major Contract or any material right or Liability thereunder or communicated in writing such party’s desire or intent to do so.
(c)    All Contracts with the Acquired Companies dealers, agents, and similar counter-parties currently in effect were prepared using the Acquired Companies form of Dealership Sales and Service Agreement set forth on Schedule 3.8(c) and contain the same terms, and only those terms, as set forth in such form of Dealership Sales and Service Agreement.
3.9    Assets. Each Acquired Company has good title to, or a valid leasehold interest in or valid license for, each asset (real and personal, tangible and intangible, including all Intellectual Property) reflected on the Interim Balance Sheet or acquired by it after the Interim Balance Sheet Date (collectively, the “Assets”), free and clear of any Encumbrance other than any Permitted Encumbrance, except for any asset disposed of in its Ordinary Course of Business since the Interim Balance Sheet Date. Any Permitted Encumbrances on the Assets, individually or in the aggregate, do not materially interfere with the current use of any such Asset by the Business or materially detract from the value of any such Asset. All material tangible personal property owned or leased by the Acquired Companies is in such working condition and state of repair sufficient to permit the use of such personal property as used in its business as currently conducted (ordinary maintenance, wear and tear excepted). The material assets owned or leased by the Acquired Companies comprise all of the material assets of the Acquired Companies that are used in the conduct of its Business, and are sufficient to conduct the Business, in all material respects.
3.10    Certain Accounts. Section 3.10 of the Disclosure Schedule lists each bank account, cash account, brokerage account and other similar account in which any Acquired Company has any interest.
3.11    Real Property.
(a)    Section 3.11(a) of the Disclosure Schedule lists (i) the address, assessor’s parcel number(s) (or equivalent identifier(s) in the applicable jurisdiction) and the Acquired Company that is the record owner of each parcel of real property owned by any Acquired Company (each, including all buildings, structures, improvements and fixtures located thereon and all easements, licenses, rights and other appurtenances relating thereto, being “Owned Real Property”); and (ii) the address, landlord and the Acquired Company that is the tenant of each real property leased, possessed, used or otherwise occupied by any Acquired Company (or that any Acquired Company has a right to lease or occupy) pursuant to a lease, sublease, license or other agreement for use and/or occupancy (each such lease, sublease, license or other agreement for use and/or occupancy together with any amendments thereto and any guarantees thereof, being a “Real Property Lease”; any real property leased, possessed, used or occupied under a Real Property Lease (or that any Acquired Company has a right to lease or occupy) being “Leased Real Property”) and any building, structure or other fixture or improvement owned by any Acquired Company that is located at the Leased Real Property being “Leasehold Improvements”). The Owned Real Property, the Leased Real Property and the Leasehold Improvements are, collectively, the “Real Property.”
(b)    All of the land, buildings, structures and other improvements used by or held for use by any Acquired Company in the conduct of the Business are included in the Real Property.  The use, occupancy and/or operation of the Real Property by the Acquired Companies in the conduct of the Business do not violate, in any material respect, any Applicable Law, Permit or Encumbrance.  The Real Property is in good operating condition (ordinary wear and tear excepted), and none of the Real Property has suffered any material damage by fire or other casualty which has not been restored or repaired to substantially the same condition as existed prior to such fire or other casualty. To Seller’s Knowledge, there is no material defect in any structural component of any improvement on any Real Property or any of its electrical, plumbing, HVAC, life safety or other building systems.
(c)    Except for the Real Property Leases, there is no lease, sublease, license or other agreement for use and/or occupancy in effect with respect to, or otherwise affecting, any Real Property.  There is no pending Proceeding or, to the Acquired Companies’ Knowledge, threatened condemnation or eminent domain Proceeding affecting any Real Property or any sale or other disposition of any Real Property in lieu of condemnation.
(d)    The relevant Acquired Company has a legal, valid and enforceable leasehold interest under each Real Property Lease, subject to any Enforcement Limitation. No Real Property Lease imposes any restriction that prevents or materially interferes with the operation of the Business conducted at such Leased Real Property. No Acquired Company is in default or otherwise in breach under any Real Property Lease and, to Seller’s Knowledge, no other party is in default or otherwise in breach thereof. Seller has provided to Buyer a true, correct and complete copy of each Real Property Lease (including without limitation all amendments and supplements thereto and all estoppel certificates, subordination and non-disturbance agreements and similar instruments that would preclude assertion of any claim under any Real Property Lease, affect any right or obligation under any Real Property Lease or otherwise be binding upon any successor to the applicable Acquired Company’s position under any Real Property Lease). Each Real Property Lease is in full force and effect and constitutes the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties.
(e)    The relevant Acquired Company has good, valid and marketable fee simple title to all Owned Real Property, and good and valid title to all Leasehold Improvements, in each case free and clear of all Encumbrances, except Permitted Encumbrances.  No Acquired Company holds, or is obligated under, any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any real property or interest therein. There is no development agreement or other Contract that limits the ability of any Acquired Company to protest any real property Tax, establishes any minimum real estate Tax or requires any continued business operations by any Acquired Company with respect to any Real Property.
(f)    Each Acquired Company’s use and occupancy of the Real Property is in compliance with all Applicable Laws and all applicable insurance requirements, including those pertaining to zoning matters and the Americans with Disabilities Act, and conform to all such Applicable Laws on a current basis without reliance on any variance or other special limitation or conditional or special use permit. No portion of the Real Property relies on any facility (other than a facility of a public utility or community water and sewer company) not located on the Real Property to fulfill any zoning, building code or other requirement under any Applicable Law.

(g)    Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to cancel, terminate, or modify, any of the Real Property Leases.
(h)    Sellers have made available to Buyer a true, correct and complete copy of all ALTA land title surveys and all title insurance commitments and policies issued to any Acquired Company that are in Sellers’ possession or control that cover any Real Property.
(i)    Prior to the date hereof, Sellers and the Acquired Companies have taken all action to transfer by deed the real property listed on Schedule 3.11(i), which consists of property not used in the conduct of the Business of Newmar Corporation (the “Excluded Real Property”).
3.12    Environmental Matters.
(a)    Sellers have made available to Buyer a true, correct and complete copy of all reports, Permits, authorizations, disclosures and other documents relating to the status of any of the Real Property or otherwise relating to the Business of any Acquired Company with respect to any Environmental Law (including any Phase I or Phase II environmental site assessments related to any of the Real Property), in any case that are in Sellers’ possession or control.
(b)    Each Acquired Company has obtained all Permits that are required under any Environmental Law. All of such Permits that are currently held by any Acquired Company are listed in Section 3.12(b) of the Disclosure Schedules. Each Acquired Company is, and has always been, in compliance with all Environmental Laws and the terms and conditions of all Permits issued pursuant to any Environmental Law. No incident, condition, change, effect or circumstance with respect to any Acquired Company has occurred or exists that could reasonably be expected to prevent or interfere with such compliance by any Acquired Company in the future, including any failure to make a timely application or submission for renewal of any such Permit.
(c)    There is no Environmental Claim pending or, to the Acquired Companies’ Knowledge, threatened as of the date of this Agreement against any Acquired Company or against any Person whose Liability for such Environmental Claim any Acquired Company has retained or assumed by Contract or under any Applicable Law. No incident, condition, change, effect or circumstance has occurred or exists that could reasonably be expected to form the basis of an Environmental Claim against any Acquired Company or against any Person whose Liability for such Environmental Claim any Acquired Company has or retained or assumed by Contract or under any Applicable Law. No Acquired Company is a party to any settlement agreement or outstanding order, decree or judgment under any Environmental Law.
(d)    Section 3.12(d) of the Disclosure Schedules sets forth: (i) all underground storage tanks, and the capacity and contents of such tanks, currently or formerly located on any of the Real Property; and (ii) all wells and other borings (regardless of whether such wells or borings are in use) located on any of the Real Property.
(e)    There is not present in, on or under any of the Real Property any Hazardous Substance in such form or quantity as to create any Liability for any Acquired Company under any Environmental Law. No Acquired Company has installed, Released, stored, used, generated, treated, disposed of or arranged for the disposal of, handled, marketed, distributed, or exposed any Person to, any Hazardous Substance, or owned or operated any property or facility contaminated by any

Hazardous Substance, in a manner so as to create any Liability under any Environmental Law for any Acquired Company.
(f)    Section 3.12(f) of the Disclosure Schedules sets forth a list of Hazardous Substances used by the Acquired Companies at the Real Property. Neither the execution of this Agreement nor consummation of the transactions contemplated by this Agreement will require any notification to or consent of any Governmental Authority or the undertaking of any investigations or remedial actions pursuant to Environmental Laws.
3.13    Intellectual Property.
(a)    Section 3.13(a) of the Disclosure Schedule lists all Owned Intellectual Property that is registered with any Governmental Authority (or with any Person that maintains domain name registrations) and all applications for any such registration. The Owned Intellectual Property set forth in Section 3.13(a) of the Disclosure Schedule is subsisting and is valid and enforceable. All registrations and applications relating to any Owned Intellectual Property required to be set forth in Section 3.13(a) of the Disclosure Schedule have been properly made and filed, and all annuity, maintenance, renewal and other fees relating to such registrations or applications have been timely paid. The Acquired Companies are the exclusive owners of the Owned Intellectual Property.
(b)    Each Acquired Company owns or will own on the Closing Date (free and clear of all Encumbrances, other than any Permitted Encumbrance), or has the right to use or will have the right to use on the Closing Date without payment of a royalty, license fee or similar fee (other than in the ordinary course of performance pursuant to a Major Contract or a Contract not required to be disclosed in the Disclosure Schedule to avoid a breach under Section 3.8), the Intellectual Property used by that Acquired Company in the operation of its business.
(c)    The Acquired Companies have taken all actions reasonably necessary to maintain (i) the validity and enforceability of the Owned Intellectual Property under all Applicable Law (including making all necessary filings and paying all amounts due to any Governmental Authority or Person that maintains domain name registrations) and (ii) the secrecy of all confidential Intellectual Property used or practiced in the Business. Each employee and former employee of each Acquired Company has executed an agreement under which such Person has effectively assigned to the Acquired Company, or has otherwise effectively assigned to the Acquired Company, any inventions or works of authorship that such Person creates or has created in the scope of their employment with the Acquired Company.
(d)    (i)    No Acquired Company has received written notice that any registered Owned Intellectual Property has been declared unenforceable or otherwise invalid by any Governmental Authority.
(i)    No Acquired Company has received any written charge, complaint, claim, demand or notice since January 1, 2014, alleging that any use, sale or offer to sell any good or service of any Acquired Company infringes upon, misappropriates or violates any Intellectual Property right of any other Person, including any claim that any Acquired Company must license or refrain from using any Intellectual Property right of any other Person or any offer by any other Person to license any Intellectual Property right of any other Person.
(ii)    (1) No Acquired Company is infringing upon, misappropriating or violating the Intellectual Property of any other Person and (2) to the Acquired Companies’ Knowledge,

no other Person is infringing upon, misappropriating or violating the Intellectual Property of any Acquired Company.
(iv)    No Acquired Company has delivered any charge, complaint, claim, demand or notice alleging infringement or misappropriation by any third party of any Owned Intellectual Property.
(v)    The Owned Intellectual Property is not subject to any outstanding Order or Contract restricting the use thereof by any Acquired Company or restricting the licensing thereof by any Acquired Company to any Person.
(e)    None of the Acquired Companies, in conducting their businesses, uses or distributes, or has used or distributed, any Open Source Software in any manner that would require any source code of the Software owned by, or purported to be owned by, any Acquired Company to be disclosed, licensed for free, publicly distributed, attributed to any person or dedicated to the public.
3.14    IT Systems; Data Protection and Privacy. Except as set forth on Section 3.14 of the Disclosure Schedule:
(a)To the Acquired Companies’ Knowledge, the IT Systems are in good repair and operating condition and are adequate and suitable for the purposes for which they are used or held for use. Since January 1, 2014, (i) there has been no failure, breakdown, persistent substandard performance, unauthorized access or use, or other adverse event affecting any of the IT Systems and (ii) the IT Systems have not contained and do not contain any Malware, in each case of (i) and (ii), that has caused or would reasonably be expected to cause any disruption to or interference with the conduct of the Acquired Companies’ businesses or present a risk of unauthorized access, disclosure, use, corruption, destruction or loss of any personally identifiable information, data or non-public information. The Acquired Companies (x) have implemented, maintain, and comply with commercially reasonable security, business continuity and backup and disaster recovery plans and procedures with respect to the IT Systems and (y) have taken commercially reasonable steps to test such plans and procedures on no less than an annual basis, and such plans and procedures have been proven effective upon such testing in all material respects.
(b)The Acquired Companies use reasonable best efforts to protect and maintain the secrecy and security of personally identifiable information that any of them (or a third Person on behalf of any of them) collects, stores, uses, maintains or transmits and to prevent unauthorized access to, use of, or disclosure of such personally identifiable information by any other Person. Each Acquired Company has a privacy policy regarding the collection, use, and disclosure of personally identifiable information from any individuals in connection with the operation of the Business and otherwise in the Acquired Companies’ possession, custody, or control, or otherwise held or processed on its behalf. The Acquired Companies have been and are in compliance with their privacy policies (as applicable to any given set of personally identifiable information collected by or on behalf of the Acquired Companies) and with any and all Applicable Laws, regulatory guidelines, contractual requirements, terms of use, and payment card industry standards pertaining to use of personally identifiable information. No Person (including any Governmental Entity) has commenced any Proceeding against an Acquired Company relating to any Acquired Company’s information privacy or data security practices, including with respect to the collection, use, transfer, storage, or disposal of personal information maintained by or on behalf of any Acquired Company, or threatened in writing any such Proceeding, or made any written complaint, investigation, or inquiry relating to such practices. Upon the Closing, Buyer will continue to have the right to use personal information collected or obtained by the Acquired Companies on identical terms and conditions as the Acquired Companies enjoyed immediately prior to the Closing.
3.15    Insurance. Section 3.15 of the Disclosure Schedule contains a list of each material insurance policy owned or held by the Acquired Companies as of the date of this Agreement (the “Company Insurance Policies”). The Company Insurance Policies (a) are in full force and effect, and no written notice of cancellation or termination has been received by an Acquired Company with respect to any such policy; (b) no insurer has threatened in writing to cancel any such policy; and (c) such policies, taken together, provide insurance in such amounts and against such risks as is sufficient to comply with Applicable Law and are those that are required or prudent to conduct the Business of the Acquired Companies as it has been conducted and are appropriate for the business risks of the Acquired Companies; and (iii) insure against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated. As of the date of this Agreement, no Acquired Company has received written notice of cancellation or termination of any Company Insurance Policy. The Acquired Companies have timely paid all premiums due under each Company Insurance Policy. Section 3.15 of the Disclosure Schedule sets forth all claims pending under any Company Insurance Policy and, to the Acquired Companies’ Knowledge, the coverage with respect to such claims has not been questioned, denied or disputed by the underwriters of such policy, other than customary reservation of rights provisions.
3.16    Absence of Certain Events. Since the Annual Balance Sheet Date, (a) the Acquired Companies have conducted the Business in the Ordinary Course of Business and (b) there has not been a Material Adverse Effect. Since the Annual Balance Sheet Date to the date of this Agreement, the Acquired Companies have not taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 5.2 or require the consent of Buyer.
3.17    Employee Benefits.
(a)    Section 3.17(a) of the Disclosure Schedule lists all Company Plans. None of the Sellers nor the Acquired Companies has committed to any current or former employee to amend, modify or establish any Company Plan.
(b)    With respect to each Company Plan, copies of the following documentation, to the extent applicable, have been made available to Buyer: (i) the plan document and all amendments thereto, and with respect to any unwritten Company Plan, a written description thereof, and any related trust documents, insurance policies or other funding arrangement; (ii) the most recent summary plan description and any material written communication with participants, including any commitments as to any new Company Plan or modification to any existing Company Plan; (iii) for the most recent plan year for which the deadline for filing such form has expired, the IRS Form 5500 and all applicable attachments; (iv) the most recent financial statements; (v) the most recent IRS determination letter (or opinion letter) or request for such determination letter (or opinion or advisory letter), as applicable; (vi) any material associated administrative and investment or investment advisory agreements; and (vii) any material written communications between the Acquired Companies and any federal or state agency since January 1, 2013.
(c)    Each Company Plan and related trust, if any, is, and has been administered, in compliance in all material respects with its terms and with all applicable requirements of the Code, ERISA or other Applicable Law, and to the Acquired Companies’ Knowledge, no event has occurred and no condition exists in connection with any Company Plan that would reasonably be expected to result in any Taxes, fine, lien, penalty or other Liability imposed by or under ERISA, the Code or other Applicable Laws. No Company Plan is subject to the provision of any foreign Applicable

Law or provides benefits or compensation to any Person who resides or provides services primarily outside of the United States.
(d)    With respect to each Company Plan that is intended to be qualified under Section 401 of the Code (“401(a) Plan”) (i) it is so qualified, (ii) has either a current favorable determination letter from the IRS or it is maintained on a preapproved plan document and is entitled to rely on the opinion or advisory letter issued by the IRS to the preapproved plan sponsor, (iii) nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or the imposition of any Liability, penalty or Tax under ERISA or the Code and (iv) it is maintained for the benefit of a single employer as determined under Section 414 of the Code.
(e)    Neither the Acquired Companies nor any ERISA Affiliate sponsors, maintains or contributes to or, within the immediately preceding six-year period has sponsored, maintained or contributed to, or had any obligation to contribute to or has any liability under or with respect to any plan that is or was (i) subject to Title IV or Section 302 of ERISA, Section 412 of the Code or Section 430 of the Code, (ii) a Multiemployer Plan, (iii) a multiple employer plan (as defined in Section 413(c) of the Code), (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), or (v) a self-insured welfare benefit plan. Neither the Acquired Companies nor any ERISA Affiliate thereof has incurred any unsatisfied withdrawal liability under Title IV of ERISA.
(f)    No Company Plan provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by COBRA, and at the sole premium cost of the covered individual. The requirements of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA relating to COBRA continuation of health coverage have been satisfied in all material respects with respect to each Company Plan that is subject to such requirements.
(g)    No Acquired Company is bound by any collective bargaining or similar agreement to maintain or contribute to any Plan.
(h)    There is no current or pending Proceeding or, to the Acquired Companies’ Knowledge, threatened against or with respect to any Acquired Company as of the date of this Agreement regarding any Company Plan or compensation or benefits owed to any of its current or former employees, in each case that was brought by or on behalf of any current or former employee of such Acquired Company, by any beneficiary or dependent of any such employee, by any Governmental Authority with jurisdiction over any Company Plan or by any fiduciary or co‑fiduciary, in each case other than routine claims for benefits under a Plan. To the Knowledge of the Acquired Companies, there is no basis for any such Proceeding.
(i)    All contributions (including all employer contributions and employee salary reduction contributions), premiums, other payments or accruals for contributions, premiums, other payments or for incurred but not reported liabilities for all periods ending on or before the Closing Date have been paid on a timely basis as required by each Company Plan, ERISA, the Code or any Applicable Laws or accrued consistent with GAAP and past custom and practice with respect to each Company Plan..
(j)    Each Acquired Company and each Company Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (i) is currently in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and all amendments thereto and all regulations and guidance issued thereunder (collectively, the “Healthcare Reform Laws”) to the extent applicable, (ii) has been in compliance with all applicable Healthcare Reform Laws since March 23, 2010 to the extent applicable and (iii) no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject any Acquired Company or any Company Plan to penalties or excise taxes under Sections 4980D, 4980H, or 49801 of the Code or any other provision of the Healthcare Reform Laws.
(k)    Except as expressly provided under this Agreement or on Section 3.17(k) of the Disclosure Schedule, neither the entering into this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in combination with any other event) entitle any individual service provider of the Acquired Companies to severance pay or any other payment, accelerate the time of payment or vesting, result in any forgiveness of indebtedness or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Company Plan, employment agreement or other arrangement, result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No person is entitled to receive any gross-up, make-whole or additional payment by reason of any Taxes (including any Taxes under Section 409A or 4999 of the Code) being imposed on such person or any interest or penalty related thereto.
(l)    Neither the Acquired Companies nor any ERISA Affiliate has engaged in any transaction with respect to any Company Plan that would be reasonably likely to subject the Acquired Companies or Buyer to any Tax, fine, Lien or penalty (civil or otherwise) imposed by ERISA, the Code or other Applicable Law.
3.18    Employees and Labor Relations.
(a)    Section 3.18(a) of the Disclosure Schedule lists, for each employee of each Acquired Company, such employee’s name, position, base compensation (as of the date hereof), amount and type of all incentive compensation paid or payable for the current and prior calendar year, the amount of accrued but unused vacation time or paid time off, each as of the date hereof, current employment status (including any leave or disability status, full time or part time status, exempt or nonexempt status for wage/hour matters, and temporary or permanent status), employing entity, and, if any such employee is authorized to work pursuant to a non-immigrant visa status sponsored by any Acquired Company or Affiliate, the visa category and expiration date of such visa.
(b)    As of the date hereof, to the Acquired Companies’ Knowledge, no officer or employee at the level of manager or higher, no independent contractor or leased employee whose departure would materially disrupt the operations of any Acquired Company, and no group of three or more employees in a single department of any Acquired Company has, as of the date hereof, disclosed any plans to terminate his, her or their employment or relationship with any Acquired Company. To the Acquired Companies’ Knowledge, no employee of an Acquired Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind with any third party that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of any Acquired Company.
(c)    With respect to each Acquired Company: (i) there is no collective bargaining agreement, or other union or works council agreement, with any labor organization or employee group; (ii) no union, labor organization or employee group has filed any representation petition or made any written demand to an Acquired Company for recognition; (iii) to the Acquired Companies’ Knowledge, since January 1, 2014, no employees of any Acquired Company have engaged in any efforts with any union, labor organization, or employee group to organize such employees and no such efforts are threatened; (iv) no labor strike, work stoppage, picketing, slowdown, lockout or other material labor dispute has occurred since January 1, 2014 or, to the Acquired Companies’ Knowledge, is threatened; and (v) no action that violates the National Labor Relations Act or other Applicable Law in respect of labor matters has been taken in respect of any current or former employees or site of employment.
(d)    Since January 1, 2014, no Acquired Company has implemented any plant closing or layoff of employees governed by the WARN Act or any similar Applicable Law, and no Liability incurred under the WARN Act or any similar Applicable Law remains unsatisfied.
(e)    Each Acquired Company is in compliance with all Applicable Laws relating to employment, employment practices and terms and conditions of employment, including minimum wage, wage and hour, meal and rest breaks, employee leave requirements, workers’ compensation, withholding of Taxes, equal opportunity, unlawful discrimination or retaliation, labor relations, occupational safety and health requirements and termination of employment (including plant closings under the WARN Act or any similar Applicable Laws). There is no employment‑related Proceeding pending or, to the Acquired Companies’ Knowledge, threatened regarding any alleged violation or breach by any Acquired Company (or any of its managers, officers or directors) of any Applicable Law or Contract; and, to the Acquired Companies’ Knowledge, no employee or agent of such Acquired Company has committed any act or omission giving rise to any material Liability for any violation or breach by such Acquired Company (or any of its managers, officers or directors) of any Applicable Law or Contract. Since January 1, 2016, (i) no allegations of sexual harassment or similar misconduct have been made against any Acquired Company employee who is in a managerial-level position or above, and (ii) no Acquired Company has entered into any settlement agreement related to allegations of sexual harassment or similar misconduct by any employee at a managerial level or above.
(f)    No Acquired Company employee resides or primarily works outside the United States. Each employee of each Acquired Company is authorized to work in the United States. The qualifications for employment of each employee of an Acquired Company under Applicable Laws relating to immigration have been reviewed by the respective Acquired Company (or on its behalf) and a properly completed Form I-9 is on file with respect to each current and former employee as required by Applicable Law. Each Acquired Company has complied in all material respects with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder. No Acquired Company has received any written notice from any Governmental Authority or other Person regarding any violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized to work in the United States. None of the Acquired Companies is liable, or would reasonably be expected to be liable, as a joint employer under Applicable Law of any employees of licensees or franchisees.
(g)    Except as set forth on Section 3.18(g) of the Disclosure Schedule, no Acquired Company has employed, nor does any Acquired Company currently employ or otherwise obtain the services of any “leased employee” (as such term is defined in Section 414(n) of the Code) or any independent contractor. All individuals who are performing, or have performed, services for an Acquired Company and who are or were classified by an Acquired Company as an “independent contractor” qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, and such individuals are not entitled to any benefits under any Company Plan. Each Acquired Company has properly classified each of its individual service providers as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes and has properly reported all compensation paid to employees, officers and independent contractors for all purposes. Each Acquired Company has paid in full to all of its current and former employees, or adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses and other compensation due to or on behalf of such Persons.
(h)    No Acquired Company has received notice of the intent of any Governmental Authority responsible for the enforcement of Applicable Laws relating to labor or employment to conduct any investigation, audit or other Proceeding with respect to or relating to such Acquired Company’s employees or independent contractors and, to the Acquired Companies’ Knowledge, no such Proceeding is in progress. No Acquired Company has received a written notice, citation, complaint or charge asserting any violation of or Liability under the federal Occupational Safety and Health Act of 1970 or any similar Applicable Law concerning employee health and safety.
(i)    There are no workers’ compensation claims pending against any Acquired Company nor, to the Acquired Companies’ Knowledge, are there any facts that would give rise to such a claim or claims not covered by workers’ compensation insurance.
(j)    No Acquired Company is a covered federal contractor or subcontractor under Executive Order 11246, as amended (including, without limitation, Section 503 of the Rehabilitation Act of 1973 and the Vietnam Era Veterans Readjustment Assistance Act of 1974). No Acquired Company has an affirmative action plan with any state or local agencies.
3.19    Certain Business Relationships. No Acquired Company is a party to any Contract or transaction with any of its Affiliates or any Seller or family member of a Seller, or any Company Subsidiary, except as is otherwise expressly contemplated herein or as set forth on Section 3.19 of the Disclosure Schedule. Further, no employee, officer, manager, partner or member of any Acquired Company, any member of his, her or its immediate family or any of their respective Affiliates (“Related Persons”) (a) owes any material amount to any Acquired Company nor does any Acquired Company owe any amount to or is committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (b) is involved in any material business arrangement or other relationship with any Acquired Company (whether written or oral) (other than as an employee, officer, manager, stockholder or member of such Acquired Company), (c) owns any material property or right, tangible or intangible, that is used by an Acquired Company, or (d) to the Acquired Companies Knowledge, owns any material direct or indirect interest of any kind in, or controls, or is a manager, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of an Acquired Company.
3.20    Anti-Corruption, Trade Controls and Anti-Money Laundering
(a)    “Governmental Entity” means any transnational, multinational, domestic, or foreign federal, state, provincial, or local governmental, regulatory or administrative authority, instrumentality, department, court, arbitrator, agency, commission or official, including any political subdivision thereof, any state-owned or state-controlled enterprise, or any non-governmental self-regulatory agency, commission or authority; and “Government Official” means any: (i) officer, employee, or other individual acting for or on behalf of any Governmental Entity or public international organization; or (ii) holder of or candidate for public office, political party, or official thereof or member of a royal family, or any other individual acting for or on behalf of the foregoing.
(b)    Since January 1, 2012, the Acquired Companies and each of their respective officers, directors, employees, agents, and other individuals or entities acting for or on behalf of an Acquired Company (collectively, the “Relevant Persons”) have not directly or indirectly violated or taken any act in furtherance of violating any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010, or any other anti-corruption or anti-bribery Applicable Law.
(c)    Since January 1, 2012, the Relevant Persons have not directly or indirectly taken any act in furtherance of any payment, gift, bribe, rebate, loan, payoff, kickback, or any other transfer of value – or offer, promise, or authorization thereof – to any individual or entity, including any Government Official, for the purpose of: (i) improperly influencing or inducing such individual or entity to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such individual or entity to influence improperly his or her or its employer, public or private, or any Governmental Entity, to affect an act or decision of such employer or Governmental Entity, including to assist any individual or entity in obtaining or retaining business; or (iii) securing any improper advantage (e.g., to obtain a tax rate lower than allowed by Applicable Law).
(d)    Since January 1, 2012, the Relevant Persons have not in the course of their actions for, or on behalf of, an Acquired Company engaged directly or indirectly in transactions: (i) connected with any of Cuba, Iran, Myanmar, North Korea, Sudan, or Syria; or (ii) connected with any government, country, or other individual or entity that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or by Her Majesty’s Treasury in the U.K., or the target of any applicable U.N., E.U. or other international sanctions regime, including any transactions with specially designated nationals or blocked persons designated by OFAC or with persons on any U.N., E.U. or U.K. assets freeze list; or (iii) prohibited by any Applicable Law administered by OFAC, or by any other applicable economic or trade sanctions Applicable Law.
(e)    Since January 1, 2012, the Relevant Persons have not directly or indirectly violated or taken any act in furtherance of violating any provision of: (i) any Applicable Law or regulations relating to money laundering; (ii) the USA PATRIOT Act of 2001 (the “Patriot Act”); or (iii) the Trading with the Enemy Act, as amended.
3.21    Customers and Suppliers. Section 3.21 of the Disclosure Schedule sets forth (x) the top 20 suppliers of the Business, based on expenditures during the 12-month period ended on the Interim Balance Sheet Date (“Major Suppliers”) and (y) the top 20 largest sales representatives, dealers, distributors and franchisees of the Business (the “Major Dealers”) and other third parties performing similar functions for Company for the twelve month period ending December 31, 2018 and the eight-month period on the date of the Interim Balance Sheet Date, as measured by the dollar amount of purchases therefrom during such period, including the approximate total sales by the Acquired Companies to each such Major Dealer during such period and the approximate dollar amount of the aggregate sales for each Major Supplier during such period. No Major Dealer nor Major Supplier has canceled or otherwise terminated its relationship with the Business, and no Seller or Acquired Company has received any written notice, or, to the Acquired Companies’ Knowledge, oral notice, to the effect that any such Major Dealer or Major Supplier intends to terminate or otherwise materially and adversely change its relationship with the Business. No Acquired Company is involved in any material dispute or controversy with any of its Major Suppliers or Major Dealers. The

Acquired Companies do not have any Contract with any such Major Dealer that is not cancelable by the applicable Acquired Company on notice of not longer than 30 calendar days without liability, penalty or premium of any nature or kind whatsoever. The Acquired Companies have paid or accrued all commissions and other amounts due to each such Major Dealer.
3.22    Products; Product Warranties and Liabilities.
(a)    All products manufactured and sold by the Acquired Companies (the “Products”) have been designed, manufactured and sold in compliance in all material respects with all Applicable Laws. Each Product distributed, sold or leased, or serviced by the Acquired Companies complies in all material respects with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity. To the Acquired Company’s Knowledge, the Acquired Companies have no material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Products.
(b)    To the Acquired Companies’ Knowledge, there has been no pattern of material defects in the design or manufacturing of any Product made, manufactured, distributed or sold by the Acquired Companies or its employees or agents. Each Product has been designed, manufactured, packaged and labeled in compliance in all material respects with all Applicable Laws. To the Acquired Companies’ Knowledge, the Acquired Companies have not received notice of any alleged noncompliance with any such code or standard. Each Product advertised, labeled or otherwise represented as being rated or approved by, or as conforming to a standard promulgated by a rating organization, complies in all material respects with all conditions of such rating, approval or standard. Except as set forth on Section 3.22(b) of the Disclosure Schedules, the Acquired Companies have not been required to file, nor has it filed, a notification or other report with the United States Consumer Product Safety Commission or the National Highway Traffic Safety Administration or any other Governmental Entity concerning actual or potential hazards with respect to any Product manufactured or sold by it or to make any such filing, notice or announcement or take any other similar action by any other Governmental Entity under any Law.
(c)    Except to the extent reflected in the reserves for product warranties or product liabilities shown on the Interim Balance Sheet (i) all products manufactured, sold, leased, or delivered by, and all services provided by, the Acquired Companies (or, to the Knowledge of the Acquired Companies, any Person acting on behalf of an Acquired Company) have been in conformity with all applicable contractual commitments and all express and implied warranties, and the Acquired Companies have no liability for replacement or repair thereof or other damages in connection therewith and (ii) the Acquired Companies have no liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by, or any service provided by, the Acquired Companies (or, to the Acquired Companies’ Knowledge, any Person acting on behalf of an Acquired Company).
3.23    Brokers. No Acquired Company has any Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause Buyer or any Acquired Company to become liable for payment of any fee or expense with respect thereto.
3.24    Investment Representation.
(a)    Each Seller is acquiring the Closing Stock Consideration for his or her own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Closing Stock Consideration in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Each Seller agrees that the Closing Stock Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Each Seller is able to bear the economic risk of holding the Closing Stock Consideration for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of his, her or its investment.
(b)    Each Seller is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Each Seller is a sophisticated investor and has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the investment in the Closing Stock Consideration.
(c)    Each Seller has had the opportunity to consult his, her or its own independent legal, tax, accounting and other advisors with respect to each Seller’s rights, benefits, and obligations under this Agreement and the Tax and other economic consequences to such Seller of the receipt or ownership of the Closing Stock Consideration, including the Tax consequences under federal, state, local, and other income Tax Laws of the United States or any other country and the possible effects of changes in such Tax Laws. Each Seller is not relying on Buyer or any of its Affiliates or any Buyer’s employees, agents, representatives or advisors with respect to the legal, Tax, economic and related considerations of an investment in the Closing Stock Consideration.
(d)    Each Seller understands and agrees that the investment in the Closing Stock Consideration involves a high degree of risk and that no guarantees have been made or can be made with respect to the future value of the Closing Stock Consideration or the future profitability or success of Buyer, Buyer Parent, the Acquired Companies and their respective Subsidiaries.
(e)    Each Seller acknowledges and agrees that such Seller has had an opportunity to review the Buyer Parent SEC Documents.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER ENTITIES
The Buyer Entities hereby represent and warrant to Sellers, as of the date hereof and as of the Closing Date, as follows:
4.1    Organization and Good Standing. Buyer (a) is a duly organized and validly existing corporation in good standing under the laws of the state of Delaware and (b) has full corporate power and authority to own and lease its properties and assets and conduct its business. Buyer Parent (x) is a duly organized and validly existing corporation in good standing under the laws of the state of Iowa and (y) has full corporate power and authority to own and lease its properties and assets and conduct its business. Each Buyer Entity is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect that Buyer Entity’s ability to consummate the transactions contemplated in this Agreement.
4.2    Authority and Authorization; Conflicts; Consents.
(a)    Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document of each Buyer Entity has been duly authorized and approved by all necessary corporate action with respect to that Buyer Entity, and each such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by Sellers of this Agreement and each Ancillary Document, this Agreement is, and each

Ancillary Document of each Buyer Entity at Closing will be, the legal, valid and binding obligation of such Buyer Entity, enforceable against such Buyer Entity in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.
(b)    Conflicts; Consents. Subject to the receipt of the Consents and the making of filings and submissions referenced in the next sentence, neither the execution nor delivery by either Buyer Entity of this Agreement or of any Ancillary Document nor consummation by either Buyer Entity of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (i) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of either Buyer Entity; (ii) violate any Applicable Law; or (iii) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than a Buyer Entity to accelerate, increase, terminate, modify or cancel any material right or obligation in a manner adverse to a Buyer Entity under any Contract to which a Buyer Entity is a party, except where such a breach, violation, default, conflict or right under clause (ii) or (iii) above will not materially and adversely affect either Buyer Entity’s ability to consummate the transactions contemplated in this Agreement. No consent or approval by, notification to or filing with any Person is required in connection with either Buyer Entity’s execution, delivery or performance of this Agreement or any Ancillary Document of such Buyer Entity or the consummation by the Buyer Entities of the transactions contemplated herein or therein, except (1) as required by Antitrust Laws, or (2) for any consent, approval, notice or filing, the absence of which will not materially and adversely affect the Buyer Entities’ ability to consummate the transactions contemplated by this Agreement.
4.3    Litigation and Orders. There is no Proceeding pending or, to the Knowledge of either Buyer Entity, threatened against either Buyer Entity as of the date of this Agreement that, if decided adversely to a Buyer Entity, will materially and adversely affect such Buyer Entity’s ability to consummate the transactions contemplated in this Agreement. As of the date of this Agreement, neither Buyer Entity is subject to an Order that will materially and adversely affect such Buyer Entity’s ability to consummate the transactions contemplated in this Agreement.
4.4    Financing.
(a)    The Buyer Entities have delivered to Sellers Agent complete and correct copies of: (i) a fully executed commitment letter (the “Debt Commitment Letter”) from the financial institutions named therein, pursuant to which such financial institutions have committed, upon the terms and subject only to the conditions set forth therein, to provide the debt financing described therein in connection with the transactions contemplated by this Agreement, and (ii) a fully executed fee letter references in the Debt Commitment Letter (the “Fee Letter”) (provided that the Fee Letter has been redacted in a customary manner). The Debt Commitment Letter and, as the context requires, any other debt commitment letter executed pursuant to Section 5.14(c) are hereinafter referred to together as the “Debt Commitment Letters.” The financing contemplated by the Debt Commitment Letters is hereinafter referred to as the “Debt Financing.”
(b)    As of the date hereof, the Debt Commitment Letters are in full force and effect and are legal, valid and binding obligations of the Buyer and, to the Knowledge of Buyer, the other parties thereto and enforceable in accordance with their respective terms against Buyer Parent and, to the Knowledge of Buyer, each of the other parties thereto, except to the extent enforceability may be limited by any Enforcement Limitation. All commitment fees and other fees required to be paid thereunder on or prior to the date hereof have been paid in full, and each Buyer Entity has otherwise satisfied all of the other terms and conditions required to be satisfied by it pursuant to the terms of the Debt Commitment Letters on or prior to the date hereof. The Debt Commitment Letters have not been amended, modified, withdrawn or terminated in any respect on or prior to the date hereof, and no such amendment, modification or termination is contemplated as of the date hereof other than as would not require a consent or waiver under this Agreement (provided that the existence or exercise of “flex” provisions contained in the Fee Letter shall not constitute an amendment or modification of the Debt Commitment Letters). As of the date hereof no event has occurred which, with or without notice, lapse of time or both, would constitute a material breach or default by either Buyer Entity or any of their respective Affiliates thereunder or, to the Knowledge of Buyer, otherwise result in any portion of the Debt Financing contemplated thereby to be unavailable. The consummation of the Debt Financing and the obligation of the parties under the Commitment Letters to make the full amount of the Debt Financing available to Buyer Parent at the Closing are subject to no conditions precedent other than those expressly set forth in the copies of the Commitment Letters delivered to Sellers Agent. As of the date hereof, there are no side letters or other Contracts or legally binding arrangements that could adversely affect the funding of the Debt Financing. Assuming the accuracy of the representations and warranties set forth in Article 3 and the satisfaction of the conditions in Section 7.1 and Section 7.2, as of the date hereof, neither Buyer Entity has any reason to believe that any of the conditions to the funding of the full amount of the Debt Financing will not be satisfied or that the Debt Financing will not be consummated and available in full on or before the date of the Closing. The aggregate proceeds of the Debt Financing, when funded in accordance with the Debt Commitment Letters, will be sufficient to enable the Buyer Entities to perform their obligations hereunder and to make all payments contemplated by this Agreement to be made by them, including payment of the Aggregate Purchase Price, the other amounts contemplated in Section 2.4, and all fees and expenses in connection with the transactions contemplated by this Agreement to be paid by them, assuming the satisfaction of the conditions in Section 7.1 and Section 7.2 and the accuracy of the representations and warranties set forth in Article 3.
4.5    Securities. Buyer is acquiring the Shares hereunder for investment, solely for Buyer’s own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities law. Buyer acknowledges that none of the Shares may be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities law. Buyer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares. Buyer has had access to sufficient information regarding each Acquired Company and its business and condition to make an informed decision to purchase the Shares.
4.6    Issuance of Shares. The Closing Stock Consideration to be issued hereunder will be newly issued, duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Encumbrances (other than those arising under securities Laws and pursuant to the Equity Agreements), and will not be issued in violation of any preemptive right, purchase option, call option, right of first refusal or similar options or rights or in violation of the Securities Act and any applicable state securities laws. Buyer Parent has and on the Closing Date will have a sufficient number of shares of common stock authorized for issuing the Closing Stock Consideration.
4.7    SEC Filings and NYSE Listing.
(a)    Buyer Parent has filed with the Securities and Exchange Commission (the “SEC”) all registration statements, proxy statements and other statements, reports, schedules, forms and other documents (including all exhibits and all other information incorporated by reference) required to be filed by it with the

SEC (the “Parent SEC Documents”), and all amendments thereto. To Buyer’s Knowledge, none of the Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Buyer Parent or any of its Subsidiaries. All required statements, reports, schedules, forms and other documents required to have been filed by Buyer Parent with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, as it may be amended from time to time and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)    The common stock of Buyer Parent is listed on the New York Stock Exchange (“NYSE”). Buyer Parent is in material compliance with the listing standards of the NYSE. To Buyer’s Knowledge, there are no inquiries or investigations by the NYSE pending or threatened, in each case regarding the Buyer Parent’s compliance with the NYSE listing standards that may reasonably result in suspension of trading or delisting of the Parent’s common stock from the NYSE.
4.8    Brokers. Neither Buyer Entity has any Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause any Acquired Company or any Seller to become liable for payment of any fee or expense with respect thereto.
ARTICLE 5
CERTAIN COVENANTS
5.1    Certain Actions to Close Transactions.
(a)    Generally. Subject to the terms of this Agreement, each Party will use its commercially reasonable efforts to fulfill, and to cause to be satisfied, the conditions in Article 7 (but with no obligation to waive any such condition) and to consummate and effect the transactions contemplated by this Agreement, including cooperating with and assisting each other in all reasonable respects in connection with the foregoing. Without limiting the generality of the foregoing, Sellers and the Acquired Companies will use commercially reasonable efforts to give any required notices to, and make any required filings with, other Persons and to obtain before Closing each consent listed or required to be listed on Sections 3.3 of the Disclosure Schedules and any other consents that Buyer may reasonably believe necessary for the post-Closing operation of the Business, and Buyer will cooperate with Sellers in all reasonable respects in connection therewith; provided, however, that no Party is required to make any payment to any other Person regarding any such consent.
(b)    HSR Act and Non-US Competition Law. The Parties will, within ten Business Days after the date hereof (or sooner, to the extent required by Applicable Laws), and only if required, (i) file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) a notification and report form pursuant to the HSR Act and related regulations (including a request for early termination of the applicable waiting period under the HSR Act) and (ii) file each, if any, pre-acquisition notification or report form or make any required filings or requests for approval pursuant to each applicable Non-US Competition Law. Buyer and Sellers will each pay one-half of the filing and submission fees under the HSR Act. Thereafter, each Party will submit and otherwise provide any supplemental information requested in connection therewith pursuant to and in compliance with such Applicable Laws. Each Party will furnish, or cause to be furnished, to the other any necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission necessary under such Applicable Laws. Each Party will keep the other Parties reasonably informed, to the extent permitted by Applicable Laws, of the status of any communications with, and inquiries or requests for additional information from, the FTC, DOJ or any other Governmental Authority, and will use its commercially reasonable efforts to promptly comply with any such inquiry or request.
(c)    Without limiting the generality of the provisions of Section 5.1(b), to the extent permissible under Applicable Law, each Party shall, in connection with the efforts referenced in Section 5.1(b) to obtain all requisite Governmental Approvals, terminations of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Applicable Laws relating to antitrust and competition matters, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, (ii) promptly inform the other party of any communication received by such Party from, or given by such Party to, the FTC, DOJ or any other Governmental Authority regarding any of the transactions contemplated hereby, (iii) consult with each other in advance of any meeting or conference with, the FTC, DOJ or any such other Governmental Authority, (iv) give the other Party the opportunity to attend and participate in such meetings and conferences, (v) in the event one Party is prohibited by Applicable Laws or by the applicable Governmental Authority from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the submission of any memoranda, white papers, filings, presentations, correspondence, or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority, in each case using commercially reasonable efforts to the extent permitted by Applicable Law.
(d)    If any Proceeding is instituted (or threatened to be instituted) challenging any of the transactions contemplated hereby under the HSR Act, Non-US Competition Law or similar Applicable Law, each of the Parties shall use commercially reasonable efforts to contest and resist any such legal action and to have vacated, lifted, reversed or overturned any related legal restriction, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplate hereby, with the Parties each bearing their own costs; provided, however, the Sellers, on the one hand, and the Buyer on the other hand, shall each bear one-half of the costs of any expert that Buyer and Sellers’ Agent mutually agree to hire. Notwithstanding the foregoing, nothing in this Section 5.1(d) or otherwise shall require Buyer or its Affiliates to propose, negotiate, effect or agree to (i) sell, hold, divest, discontinue, license, dispose or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, Buyer Parent, the Acquired Companies or any of their respective Affiliates; (ii) otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the businesses (including the Business), product lines or assets of Buyer, Buyer Parent or any of its Affiliates (including the Acquired Companies), or (iii) any material modification or waiver of the terms and conditions of this Agreement.
5.2    Pre-Closing Conduct of Business. Except as expressly contemplated herein (including in Schedule 5.2 and Section 5.3) or as otherwise consented to in writing by Buyer, from the date of this Agreement through Closing, Sellers and each Acquired Company will and will cause each Acquired Company to conduct the business of such Acquired Company in its Ordinary Course of Business and cause each Acquired Company not to do any of the following:
(a)    issue or otherwise allow to become outstanding or redeem or otherwise acquire any equity interest of any Acquired Company or Company Subsidiary or right to any such equity interest;
(b)    except in its Ordinary Course of Business and except for distributions to any other Acquired Company, make any purchase, sale, or disposition or abandonment of any asset, property or right (including by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any other Person) that would be material to any Acquired Company or the Acquired Companies taken as a whole;
(c)    grant any Encumbrance on any material asset, property or right, other than a Permitted Encumbrance;
(d)    become a guarantor with respect to any obligation of any other Person, other than any other Acquired Company, or assume any obligation of any such Person for borrowed money;
(e)    incur any indebtedness for borrowed money, other than indebtedness to any other Acquired Company, that cannot be prepaid at any time without penalty;
(f)    except in its Ordinary Course of Business, enter into any Contract that would, if existing on the date hereof, be a “Major Contract,” or amend or terminate in any respect that is material and adverse to the Acquired Companies, taken as a whole, any Major Contract;
(g)    (i) fail to prepare and timely file all material Tax Returns with respect to such Acquired Company required to be filed before Closing or timely withhold and remit any employment Taxes applicable to such Acquired Company or (ii) make or change any material election with respect to Taxes, adopt or change any method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;
(h)    (i) adopt or change any material accounting method or principle used by such Acquired Company, except as required under GAAP, or (ii) change any annual accounting period;
(i)    except as may be required under any existing Contract, (i) hire or enter into any employment agreement or grant any bonus or otherwise increase the compensation payable to or to become payable to, or benefits of, any director, officer or management‑level employee of such Acquired Company with an annual salary of more than $85,000, (ii) terminate the employment of any director, officer or management‑level employee for any reason other than cause, or (iii) except in its Ordinary Course of Business, amend or terminate any Company Plan of such Acquired Company or enter into any new arrangements that would, if existing on the date hereof, constitute a Company Plan;
(j)    amend any of its Organizational Documents;
(k)    pay, discharge, settle or satisfy any material Liability, except (i) in its Ordinary Course of Business or (ii) to the extent reflected or reserved for on the Interim Balance Sheet;
(l)    adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Acquired Companies;
(m)    acquire any real property;
(n)    fail to use commercially reasonable efforts to preserve the relationships of each of the Acquired Companies and their Subsidiaries with their suppliers, customers and others having business relations with such entity;

(o)    any action or failure to act that would have required disclosure pursuant to Section 3.16; or
(p)    agree or commit to do any of the foregoing.
5.3    Pre-Closing Entity Distributions and Actions.
(a)    Newmar International. Prior to the Closing, Sellers and the Acquired Companies will (i) take all actions necessary to dissolve and liquidate Newmar International; (ii) terminate any inter-company agreements between Newmar International and any of the Acquired Companies; (iii) transfer all sales and operations to Newmar Corporation; and (iv) develop and initiate an action plan reasonably acceptable to Buyer for the post-closing wind-down and liquidation of Newmar International (the “Newmar International Dissolution”).
(b)    Newmar Risk Management. Prior to the Closing, Sellers and the Acquired Companies will endeavor to (i) take all actions necessary to dissolve and liquidate Newmar Risk Management; and (ii) develop and initiate an action plan reasonably acceptable to Buyer for the post-closing wind-down and liquidation of Newmar Risk Management (the “Newmar Risk Dissolution”).
5.4    Access to Information.
(a)    Pre‑Closing Access for the Buyer Entities. From the date hereof through Closing, subject to the Nondisclosure Agreement, Sellers and the Acquired Companies will (i) furnish (or cause to be furnished) to Buyer and Buyer’s representatives (including its legal counsel and accountants) books and records, additional financial and operating data and other information relating to the Business as Buyer reasonably requests, and (ii) permit (or cause the Acquired Companies and their Subsidiaries to permit) Buyer and Buyer’s representatives (including its legal counsel and accountants) to have reasonable access to all premises, properties, personnel, books and records, properties, contracts and other documents relating to the Acquired Companies and their Subsidiaries, subject to any requirements of Applicable Laws regarding privacy. No investigation pursuant to this Section 5.4(a) shall affect, add to or subtract from any warranties of the Parties or the conditions to the obligations of the Parties to effect the transactions contemplated hereby. Buyer and Buyer’s representatives will conduct such investigation and be granted such access after reasonable notice in a manner that does not unreasonably interfere with the operations of the Acquired Companies and their Subsidiaries.
(b)    Notification of Certain Matters. Sellers shall give prompt notice to Buyer of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of Sellers contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Closing, or (ii) any material failure of Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them under this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.4(b) will not limit or otherwise affect the remedies available to Buyer or its Affiliates or the conditions to Buyer’s obligation to consummate the Closing.
(c)    Post-Closing Access for Sellers.
(i)    Until the later of (i) the extinguishment of the statute of limitations for assessment of Taxes related to a Pre-Closing Tax Period, or (ii) the completion of any Tax audits or

Tax contests involving a Pre-Closing Tax Period, subject to Buyer’s reasonable confidentiality precautions, Buyer will, during normal business hours and upon reasonable notice from Sellers: (1) cause Sellers’ Agent and his representatives to have reasonable access to the pre‑Closing books and records (including financial and Tax records, Tax Returns, files, papers and related items) of the Acquired Companies and their Subsidiaries, and to the appropriate personnel responsible for preparing and maintaining such books and records, in each case to the extent (and only to the extent) reasonably necessary to (A) defend or pursue any third party Proceeding, (B) defend Third-Party Claim indemnification matters hereunder, (C) prepare or audit financial statements, (D) prepare or file Tax Returns, (E) respond to any investigation or other inquiry by or under the control of any Governmental Authority, or (F) address other pre-Closing Tax, accounting, financial or legal matters; and (2) permit Sellers’ Agent and his representatives to make copies of such books and records for the foregoing purposes.
(ii)    Any exercise by Sellers’ Agent and his representatives of the rights set forth in this Section 5.4(c) shall be at Sellers’ sole cost and expense and at Sellers’ sole risk. Notwithstanding anything herein to the contrary, none of Buyer, the Acquired Companies, and their respective Subsidiaries and Affiliates shall be required to provide any access, assistance or cooperation to the extent providing such access, assistance or cooperation would unduly interfere with the business or operations of any of Buyer, the Acquired Companies and their respective Subsidiaries and Affiliates, or would, in the reasonable judgment of Buyer or its Affiliates, violate or jeopardize any applicable attorney-client or other privilege or any applicable contractual confidentiality obligation.
5.5    Further Assurances. If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as any other Party reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Party.
5.6    Confidentiality and Publicity.
(a)    Nondisclosure Agreement. Subject to the other terms of this Section 5.6, each Party acknowledges that the information being furnished or made available to it in connection with the transactions contemplated under this Agreement and the Ancillary Agreements is subject to the terms of the Nondisclosure Agreement between Buyer Parent and Newmar Corporation, dated as of April 4, 2019 (the “Nondisclosure Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Nondisclosure Agreement will terminate with respect to information relating exclusively to the Acquired Companies.
(b)    Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in their possession, except for a securely maintained electronically archived copy the return or destruction of which is not practicable. In the event that Sellers are requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, Sellers will (to the extent not prohibited by law) notify Buyer reasonably promptly of the request or requirement so that Buyer may seek (at Buyer’s sole cost and expense) an appropriate protective order or waive compliance with the provisions of this Section 5.6(b). If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Sellers may disclose only such Confidential Information to the tribunal; provided, however, that Sellers will use their Commercially Reasonable Efforts to obtain, at the request of Buyer (at Buyer’s sole cost and expense), an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer will designate. Notwithstanding the foregoing, Sellers shall be permitted to make disclosures concerning the Confidential Information (x) to the extent reasonably required in connection with any Tax Return filed by Sellers, (y) to the extent such information was or becomes available to such Seller from a third party who is not known to such Seller to be bound by an obligation of confidentiality with respect thereto, and (z) to the extent reasonably required during the course of pursuing or defending in good faith indemnification claims (or the matters underlying such indemnification claims) or in connection with any dispute between Buyer, on the one hand, and Sellers or Sellers’ Agent, on the other. The foregoing provisions will not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the wrongful actions of Sellers.
(c)    Publicity. Buyer may issue a press release and file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission in connection with the signing of this Agreement, subject to the approval of Sellers’ Agent (which shall not be unreasonably withheld, conditioned or delayed). Except for such press release and Current Report on Form 8-K, none of Buyer, Sellers the Acquired Companies or their respective Affiliates will issue any press release or make any public announcement relating to the subject matter of this Agreement prior to Closing without the prior approval of Sellers’ Agent and Buyer, except as may be required by Applicable Law. Following the Closing, neither Sellers nor their respective Affiliates will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer, except as may be required by Applicable Law.
5.7    Employee Matters.
(a)    Employee Benefits. Throughout the one‑year period after Closing, Buyer will, or will cause one or more of Buyer’s Affiliates (including any Acquired Company) to, provide to each employee of an Acquired Company employee welfare and retirement benefits that are substantially similar in the aggregate to the employee welfare and retirement benefits received by the employees (and their dependents) as employees of an Acquired Company immediately before Closing. Without limiting any obligation already existing, for purposes of eligibility and vesting for all benefits (other than any equity incentive plan or for any grandfathered plan purpose) and for purposes of entitlement to vacation, sick leave, paid time off, severance and similar benefits, Buyer will cause each employee of an Acquired Company to be given or retain (as applicable) full credit under the employee benefits of Buyer and its Affiliates (including any Acquired Company) after Closing for such employee’s service with any Acquired Company before Closing. Except to the extent the consent of a third party, such as an insurer, is required and such consent cannot be obtained through commercially reasonable efforts, (i) each such employee (and such dependent) will be allowed to participate in such employee benefits without regard to preexisting conditions, waiting periods, evidence of insurability or other exclusions or limitations not imposed on such individual by, or which were otherwise satisfied under, any Acquired Company’s employee benefit arrangements before Closing and (ii) Buyer will apply or credit (or cause to be applied or credited) toward any deductible requirements under all welfare benefit Plans all amounts paid by employees (or dependents) under the welfare benefit Plans of any Acquired Company during the Company Plan year in which the Closing Date occurs to the same extent such credit was given for the year under the Plan in which such employee participated immediately prior to the Closing, as in effect immediately prior to the Closing.
(b)    No Amendment of Benefits nor Third‑Party Beneficiary, Etc. Without limiting Section 9.4, (i) no Company Plan or other employee benefit or arrangement is or will be deemed to be amended by any term hereof and (ii) no Person, including any employee (or dependent or beneficiary thereof) of any Acquired Company or participant in any Company Plan, is a third party beneficiary of any term of this Section 5.7. Nothing in this Section 5.7 shall obligate the Buyer or any of its Affiliates to continue the employment of any employee of the Acquired Companies or any of their Subsidiaries following the Closing for any specific period or in any specific level of employment, except as may be required by Applicable Law.
5.8    Certain Tax Matters.
(a)    Filing Responsibility. Sellers will timely prepare and file or cause each Acquired Company to timely prepare and file at the expense of the Sellers all Tax Returns of or including any Acquired Company that are required to be filed (with extensions) on or before the Closing Date and to pay all Taxes shown as due on any such Tax Return. All such Tax Returns will be made and filed by the Sellers or the Acquired Companies in a manner consistent with the most recent prior practice of the Acquired Companies and with Applicable Law except that the Income Tax Tax Returns for the period that ends on the Closing Date will reflect 338(h)(10) Elections and deductible expenses attributable to the Acquired Companies to the extent allowed by Applicable Law and in accordance with past practices of Sellers. Sellers Agent will, at the expense of Sellers, prepare and file or cause to be prepared and filed all Tax Returns of each Acquired Company and each of the Acquired Companies’ Subsidiaries for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date. Each party (or parties) responsible for preparing and filing any Income Tax Tax Return pursuant to this Section 5.9(a), shall consider in good faith any reasonable comments of the other party (or parties) in respect of such Income Tax Tax Return, provided that all Company Transaction Expenses borne by Sellers will be deemed attributable to the Pre-Closing Tax Period to the extent permitted by Applicable Law. The parties shall cooperate in good faith to resolve any dispute with respect to any such Income Tax Tax Return and if the parties are unable to resolve any such dispute at least ten days before the due date (including extensions) for any such Income Tax Tax Return, the dispute shall be referred to an accounting firm of international reputation mutually agreeable to Sellers and Buyer (the “Tax Accountant”) and any such determination by the Tax Accountant shall be final. If any such dispute is not resolved by the Tax Accountant prior to the due date (including extensions) for any such Income Tax Tax Return, such Income Tax Tax Return shall be filed as originally prepared and later amended to reflect the Tax Accountant’s determination, if necessary. The expenses of the Tax Accountant shall be borne equally by Buyer and Sellers.
(b)    338(h)(10) Elections. Sellers and Buyer will make the election pursuant to Section 338(h)(10) of the Code with respect to the acquisition of Newmar Corporation, and, if permissible, similar elections under any applicable state, municipal, local or Income Tax laws, as Buyer may reasonably specify (collectively, the “338(h)(10) Election”). Sellers and Newmar Corporation will not, and Sellers will cause Newmar Corporation not to, before Closing, (1) revoke its election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362 or (2) take any action that would result in the termination of Newmar Corporation’s status as a validly existing S corporation within the meaning of Code Sections 1361 and 1362. Buyer and all Sellers each will deliver to the other Party at Closing duly executed IRS Forms 8023 that reflect the 338(h)(10) Election and will file such forms in accordance with Applicable Law.

(c)    Cooperation. Buyer, Sellers, Sellers Agent and the Acquired Companies will cooperate fully as and to the extent reasonably requested by the other party in connection with the preparation and filing of any Tax Return pursuant to this Section 5.9 and the defense of any audit, litigation or other Proceeding with respect to Taxes of the Acquired Companies. Sellers and Buyer agree to, and to cause each Acquired Company to (i) abide by any and all record retention requirements of, or record retention agreements entered into with, any Tax authority and (ii) retain (and provide the other Party and its Affiliates with reasonable access to) all records or information which may be relevant to the preparation of any Tax Return or claim for refund and the defense of any audit, litigation or Proceeding with respect to Taxes of the Acquired Companies. The party requesting assistance hereunder shall reimburse the other for any reasonable out of pocket costs incurred in providing any information pursuant to this Section 5.9(c) and shall compensate the other party for any reasonable costs (excluding wages, salaries and related costs) of making personnel available, upon receipt of reasonable documentation of such costs. To the extent that action by Sellers, Buyer or any company controlled by Sellers or Buyer is required by Applicable Laws or administrative pronouncements in order to extend any statute of limitation for any Tax Return or Proceeding described above in this Section 5.9(c), such party will take such action as is necessary to extend a statute of limitations where such extension is reasonably requested by the other party in connection with the preparation by such other party of such Tax Return or defense by such other party of such Proceeding.
(d)    Straddle Period. In the case of any Straddle Period, the amount of any Taxes for Pre-Closing Tax Periods will (i) in the case of any real or personal property Taxes or similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date
(e)    Refunds. Sellers will be entitled to any refund or credit with respect to any Tax for which Sellers are liable under this Agreement (plus any interest received, by payment or credit, with respect thereto) and Buyer will file (or cause to be filed) any claims for any such refund or credit reasonably requested by Sellers Agent and shall pay over the amount of such refund of credit to Sellers, less Buyer’s out-of-pocket expenses incurred in connection with obtaining such refund and less any Taxes incurred by Buyer, its Affiliates, or any Acquired Company in connection with the receipt of such refund or interest if such refunds are received by Buyer or any Acquired Company. Except to the extent stated in this Section 5.9, Buyer will be entitled to any refund or credit with respect to any Tax attributable to any Acquired Company (plus any interest received, by payment or credit, with respect thereto). Each Party will promptly forward to the proper Party, or reimburse the proper Party for, any refund or credit due such proper Party after receipt thereof.
(f)    Transfer Taxes. Sellers, on the one hand, and Buyer, on the other, will pay half of all Transfer Taxes, if any, and Sellers and Buyer will cooperate in timely making all filings, returns, reports, and forms as may be required to comply with the provisions of Applicable Law relating thereto.
(g)    Overlap. To the extent of any inconsistency between this Section 5.9 and Article 8, this Section 5.9 shall control as to Tax matters.
5.9    No Shop. Throughout the period that begins on the date hereof and ends upon the earlier of the Effective Time or the termination of this Agreement pursuant to Section 6.3, no Seller or Acquired

Company will, and Sellers will cause each Acquired Company and each authorized representative or agent of Sellers or any Acquired Company not to, directly or indirectly, solicit, initiate, seek, or encourage any inquiry, proposal, or offer from, furnish any information to, or participate in any discussion or negotiation or enter into any agreement with any Person (other than the Buyer Entities or any Person on their behalf) regarding any acquisition of a substantial portion of any Acquired Company’s equity interests, assets, or business, in whole or in part (by purchase, merger, tender offer, statutory share exchange, joint venture or otherwise), except the sales of inventory in the Ordinary Course of Business of the applicable Acquired Company. Sellers and the Acquired Companies will, and will cause each Acquired Company and each authorized representative or agent of any Seller or any Acquired Company to, immediately terminate all such discussions or negotiations that may be in progress on the date hereof.
5.10    Sellers Agent.
(a)    Without any further act of any Seller, Sellers Agent is hereby irrevocably appointed as agent and true and lawful attorney‑in‑fact for each Seller with full power of substitution or resubstitution, solely for the purposes set forth herein, such appointment being coupled with an interest and irrevocable. Sellers Agent will act as the representative of each Seller, and is authorized to act on behalf of each Seller under this Agreement, the Escrow Agreement, or any other Ancillary Document or in connection with any transaction contemplated herein or therein, including (i) the power to contest, negotiate, defend, compromise, or settle any adjustments under Section 2.5 or Section 5.9 and any indemnification claims under this Agreement or any other Ancillary Document for which the Buyer Entities or their Other Indemnified Persons may be entitled to indemnification, (ii) the power to execute any agreement or instrument in connection with the transactions contemplated by this Agreement, the Escrow Agreement, and the other Ancillary Documents, including under Section 6.3, (iii) the power to give or receive any notice or instruction permitted or required under this Agreement, the Escrow Agreement, or any other Ancillary Document, to be given or received by any Seller, including receipt of any notice or service of process in connection with any claim under this Agreement (all of which will be deemed delivered or served upon all Sellers upon delivery to Sellers Agent), (iv) the power to review, negotiate, and agree to and authorize any payments from the Escrow Account or the Sellers Agent Account in satisfaction of any payment obligation, in each case, on behalf of Sellers, and (v) the power to take any actions in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated by this Agreement or as Sellers Agent reasonably believes are in the best interests of Sellers taken as a whole. Each Seller will be bound by all actions taken by Sellers Agent in his capacity thereof. Neither Sellers Agent nor any of his agents or employees will be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of its bad faith or willful misconduct. Sellers Agent may consult with legal counsel, independent public accountants and other experts selected by him and will not be liable for any action taken or omitted to be taken in good faith by Sellers Agent in accordance with the advice of such counsel, accountants or experts. As to any matters not expressly provided for in this Agreement, Sellers Agent will not be required to exercise any discretion or take any action. Each Seller will indemnify and hold harmless and reimburse Sellers Agent from and against such Seller’s pro rata share (computed on the basis of its Pro Rata Percentage) of any and all Liabilities, losses, damages, claims, costs, or expenses suffered or incurred by Sellers Agent arising out of, relating to or resulting from any action taken or omitted to be taken by Sellers Agent under this Agreement, other than such Liabilities, losses, damages, claims, costs or expenses arising out of, relating to or resulting from Sellers Agent’s bad faith or willful misconduct. The Escrow Agent will distribute amounts from the Sellers Agent Account to Sellers Agent in satisfaction of the payment and reimbursement obligations of Sellers under this Section 5.11(a). In all matters relating to this Section, Sellers Agent will be the only party entitled to assert the rights of Sellers. Notwithstanding the following sentence, the Buyer

Entities and the Escrow Agent will be entitled to rely on all statements, actions, representations and decisions of Sellers Agent as being the binding acts of all Sellers or any of them, notwithstanding any communication from any Seller to the contrary (other than any communication regarding termination or replacement of Sellers Agent pursuant to the Escrow Agreement and this Section). By executing and delivering this Agreement, each Seller confirms and ratifies all that Sellers Agent will do or cause to be done in good faith as Sellers Agent.
(b)    Sellers Agent may resign upon written notice to Sellers. Sellers Agent may be changed or replaced by vote of a majority of Sellers (computed on the basis of their respective Pro Rata Percentages) upon written notice to Sellers Agent, Buyer, and the Escrow Agent. Any vacancy in the position of Sellers Agent may be filled by approval of a majority of Sellers (computed on the basis of their respective Pro Rata Percentages). No bond will be required of Sellers Agent.
(c)    Sellers Agent will have no power or authority to bind either Buyer Entity, and neither Buyer Entity will have any Liability to any Person for any act or omission by Sellers Agent.
5.11    Debt Financing Commitments.
(a)    Obligations; Amendment of Debt Commitment Letters; Alternative Debt Financing. Subject to the terms and conditions of this Agreement, the Buyer Entities will (and will cause each of their Affiliates to) use commercially reasonable efforts to take (or cause to be taken) all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain and consummate the Debt Financing on the terms and conditions set forth in the Debt Commitment Letters and the Fee Letter (including any “flex” provisions contained in the Fee Letter) no later than the Closing Date. The Buyer Entities shall keep the Sellers Agent informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing. The Buyer Entities shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter or the Fee Letter (i) if such amendment, modification or waiver could reasonably be expected to impact, delay or otherwise adversely affect the ability of the Buyer Entities to consummate the transactions contemplated hereby, (ii) if such amendment, modification, waiver or remedy adversely affects in any material respect the conditions of the Debt Financing or the amount of such Debt Financing (including by changing the amount of fees to be paid in connection therewith or the original issue discount thereof) or (iii) if such amendment, modification or waiver materially and adversely impacts the rights of the Buyer Entities against the other parties to the Debt Commitment Letter (provided that the Buyer Entities may amend the Debt Commitment Letter to add or replace additional lenders, bookrunners, agents and other similar entities). If any portion of the Debt Financing is unavailable in the manner or from the sources contemplated in the Debt Commitment Letter (other than as a result of any Acquired Company’s breach of any representation, warranty, covenant or agreement set forth in this Agreement), the Buyer Entities will use its reasonable best efforts to obtain alternative debt financing for such portion from alternative sources on terms and conditions no less favorable in all material respects than those contained in the Debt Commitment Letter.
(b)    Cooperation. Prior to Closing, Sellers will, and will cause the Acquired Companies and their representatives, to use reasonable best efforts to provide Buyer with such cooperation that is reasonably necessary or customary in connection with the Debt Financing or any high yield bonds being issued in lieu of any portion of the Debt Financing as may be reasonably requested by Buyer. Such cooperation will include, but is not limited to, the following:

(i)    furnish to Buyer Parent as promptly as practicable after the date hereof (x) the Financing Information and (y) such other pertinent and customary information regarding the Acquired Companies as may be reasonably requested by Buyer Parent to the extent that such information is required in connection with the Debt Commitment Letter;
(ii)    prior to and during the Marketing Period, upon reasonable prior notice, cause members of management of the Acquired Companies to participate in a reasonable number of meetings, presentations, due diligence sessions (including accounting due diligence sessions), drafting sessions and roadshows with prospective lenders and investors (which shall include direct contact between appropriate members of senior management of the Acquired Companies, on the one hand, and prospective lenders and investors, on the other) and sessions with the ratings agencies contemplated by the Debt Commitment Letter, in each case in connection with the Debt Financing and only to the extent customarily needed for financings of the type contemplated by the Debt Commitment Letter;
(iii)    in advance of the Marketing Period, cause members of management of the Acquired Companies to reasonably assist the Buyer Entities and the Financing Sources in their preparation of (w) any bank information memoranda and related lender presentations (including by (1) causing members of management of the Acquired Companies to reasonably assist in the preparation of bank information memoranda and (2) causing a senior officer of the Acquired Companies to execute and deliver a customary authorization letter with respect thereto authorizing the distribution of information to prospective lenders and investors and containing the customary representations as are contemplated by the Debt Commitment Letter), (x) materials for rating agency presentations, (y) any offering memorandum or similar documents required by the Debt Commitment Letter; provided that any such bank information memoranda, lender presentations, offering memorandum or similar documents that includes disclosure and financial statements with respect to the Acquired Companies shall not reflect the Sellers or their Affiliates (other than, after the Closing, the Acquired Companies) as the obligor(s) and no such bank information memoranda, lender presentations, materials, offering memorandum or similar documents shall be issued by the Sellers or their Affiliates, and (z) solely with respect to financial information and data derived from the Acquired Companies’ historical books and records, assist the Buyer Entities with the preparation of pro forma financial information and pro forma financial statements contemplated by the Debt Commitment Letter, and in each case, only to the extent customarily needed for financings of the type contemplated by the Debt Financing;
(iv)    request and facilitate the independent auditors of the Acquired Companies to (x) provide, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Acquired Companies as reasonably requested by the Buyer Entities as necessary or customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act) and (y) attend accounting due diligence sessions and drafting sessions;
(v)    provide the Buyer Entities all documentation and other information with respect to the Acquired Companies as shall have been reasonably requested in writing by Buyer Entities at least ten days prior to the Closing Date that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer,” OFAC, Beneficial Ownership Regulation, and anti-money laundering rules and regulations, including the Patriot Act, and that are required under the Debt Commitment Letter;

(vi)    cause the Acquired Companies to take corporate actions, in each case, as may be reasonably requested by the Buyer Entities in connection with the Debt Financing;
(vii)    assist the Buyer Entities in obtaining any corporate ratings from any ratings agencies contemplated by the Debt Commitment Letter; and
(viii)    update any Financing Information provided to the Buyer Entities as may be necessary for such Financing Information to remain Compliant and reasonably cooperate with the marketing efforts of the Buyer Entities and the Financing Sources in connection with the Debt Financing.
(c)    The Acquired Companies’ logos may be used in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Acquired Companies or the reputation or goodwill of the Acquired Companies.
5.12    Certain Restrictive Covenants and Related Provisions. To further ensure that the Buyer Entities receive the expected benefits of resulting from the transactions contemplated hereby, each of the Sellers hereby agree as follows:
(a)    Non-competition and Non-solicitation:
(i)    During the applicable Non-Compete Period, the Sellers will not, whether on their own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or assist in soliciting, in competition with the Business within the geographic regions in which any of the Acquired Companies or their Subsidiaries then engage in such Business (the “Restricted Area”), any Person:
(A)    with whom the applicable Seller had personal contact or dealings on behalf of any of the Acquired Companies and their Subsidiaries during the two-year period immediately preceding the Closing Date;
(B)    with whom employees directly reporting to the applicable Seller have had personal contact or dealings with on behalf of any of the Acquired Companies or their Subsidiaries during the two-year period immediately preceding the Closing Date; or
(C)    for whom the applicable Seller had direct or indirect supervisory responsibility during the two-year period immediately preceding the Closing Date.
(ii)    During the applicable Non-Compete Period (and, except with respect to the business of the Acquired Companies, during the period between the date hereof and the Closing), the Sellers will not, directly or indirectly:
(A)    Engage in the business of developing, designing, sourcing, manufacturing, marketing, distributing, selling and servicing recreational vehicles, motorhomes, caravans, boats, yachts, personal watercraft, and similar vehicles (each, a “Competitive Business”);
(B)    enter the employ of, or render any services to, any Competitive Business;

(C)    acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee, or consultant; or
(D)    interfere with, or attempt to interfere with, business relationships between any of the Acquired Companies or their Affiliates or Subsidiaries and their customers, suppliers, manufacturers, licensors, vendors, lessors or investors.
(iii)    Notwithstanding anything to the contrary in this Agreement, the Sellers may, directly or indirectly, own, solely as a passive investment, securities of any Person engaged in the Business that are listed on a national securities exchange or publicly traded on the over-the-counter market if such Seller (i) is not an Affiliate of or a member of a group which controls such Person; and (ii) does not, directly or indirectly, own five percent or more of any class of securities of such Person.
(iv)    During the applicable Non-Compete Period, the Sellers will not, whether on their own behalf or on behalf of any Person, directly or indirectly, solicit or encourage any employee of any of the Acquired Companies or their Subsidiaries or Affiliates or their respective successors or assigns to leave such employment; provided, however, that this restriction shall not be prohibitive of any general solicitation that is not specifically targeted at such persons.
(v)    During the applicable Non-Compete Period, the Sellers will not, whether on their own behalf or on behalf of or in conjunction with any Person, directly or indirectly, hire any employee who was employed by any of the Acquired Companies or their Subsidiaries or Affiliates as of the Closing Date or who left the employment of any of the Acquired Companies or their Subsidiaries or Affiliates within six months prior to the Closing Date, unless an Acquired Company has terminated the employment of such Person subsequent to the Closing Date.
(vi)    During the applicable Non-Compete Period, the Sellers will not, directly or indirectly, request or encourage any consultant then under contract with any of the Acquired Companies or their Subsidiaries or Affiliates to cease to work with any of the Acquired Companies or their Subsidiaries or Affiliates; or publicly disparage by any means (whether written or oral) the Acquired Companies or of their Subsidiaries or any aspect of the Acquired Companies’ or any Subsidiary’s management, policies, operations, products, services or practices in a manner that has or would reasonably have a material and adverse effect on an Acquired Company or any Subsidiary.
(vii)    In the event a Seller violates any of the provisions contained in this Section 5.12(a), the Sellers understand and agree that the breaching Seller will be liable to Buyer, the Acquired Companies or their Affiliates for any damage caused by such Seller’s violation, including attorney fees and expenses. In addition to any other relief available to the Acquired Companies in event of a breach, the Acquired Companies may obtain equitable relief in the form of temporary and permanent injunction and, where applicable, damages at law. Such damages may be set-off against amounts otherwise due to such Seller from any of Buyer, the Acquired Companies or their Subsidiaries or Affiliates or their respective successor and assigns.
(viii)    It is expressly understood and agreed that although the Sellers consider the restrictions contained in this Section 5.12(a) to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory of any restriction or provision contained in this Section 5.12(a) or elsewhere in this Agreement is unenforceable against any Seller, such provisions of this Agreement will not be rendered void but will be deemed amended to apply as to such maximum time and territory and/or such maximum extent as such court may determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein.
(b)    Release.
(i)    Each Seller, on behalf of such Seller, such Seller’s estate, heirs, executors, administrators, legal representatives and trusts (as applicable), and such Seller’s successors and assigns (collectively, the “Releasing Persons”), hereby absolutely and unconditionally releases, waives and forever discharges each Releasee of and from any and all Proceedings, Losses, debts, sums of money, accounts, bonds, bills, rights, covenants, Contracts, obligations, controversies, entitlements, promises, benefits, awards, decisions, orders, injunctions, judgments, decrees, rulings, writs, assessments or arbitration awards, subpoenas and verdicts whatsoever, whether state or federal, in law or in equity, known or unknown, asserted or unasserted, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, which the Releasing Persons ever had or may now have against any Releasee for, upon, arising out of, based in whole or in part upon, or by reason of the ownership (or any claimed ownership) by such Seller at any time at or before the Closing of any equity interest of any Acquired Company, any Subsidiary or any of their predecessor entities (by merger, asset purchase or otherwise) (or any other equity interest or right to purchase an equity interest in an Acquired Company or any Subsidiary) or such Seller’s status as a equityholder of an Acquired Company, in each case arising out of any act or omission occurring at any time at or before the Closing;
(ii)    Notwithstanding anything to the contrary in Section 5.12(b)(i), Section 5.12(b)(i) shall not limit, reduce or otherwise affect any right or remedy of any Seller (1) arising under this Agreement, any other Ancillary Agreement or any employment agreement with the Acquired Company to which such Seller is a party or (2) to be indemnified as an officer, director or manager of the Acquired Company under applicable Law.
(iii)    For purposes of Section 5.12(b)(i) “Releasees” shall mean (1) the Buyer Entities, each Acquired Company and their Subsidiaries and each of their respective past, present and future Affiliates, related entities and Subsidiaries, (2) each of the respective past, present and future employees, officers, directors, managers, members, shareholders, equity holders, partners, agents, representatives, successors and assigns of the entities described above, and (3) any company providing insurance to any of the foregoing in the past, present or future.
5.13    Related Party Matters. Each Seller, on its own behalf and on behalf of its Affiliates, as applicable, hereby waives all rights arising under each of the Shareholder Agreements in connection with the entry by some or all Sellers into this Agreement and the Ancillary Agreements and consummation of the transactions contemplated hereby, including all come-along and tag-along rights, all rights of co-sale and redemption, all rights of first refusal, purchase rights and options to purchase and all consent and notice rights. Further, Sellers shall cause each of the contracts with respect to any capital stock of any Acquired Company or any of their Subsidiaries (including any shareholder agreements, purchase agreements, voting trusts, proxies or other agreements or understandings with respect to any such capital stock, which, for the avoidance of doubt, shall include each of the Shareholder Agreements) to be terminated prior to the Closing without any consideration payable by, or further liability or obligation of or to, Buyer, the Acquired Companies or any of their respective Subsidiaries and Affiliates, and the form and substance of each agreement or instrument pursuant to which such termination is affected shall be in form and substance reasonably satisfactory to Buyer.
ARTICLE 6
CLOSING DELIVERIES AND TERMINATION
6.1    Closing Deliveries by Sellers and Acquired Companies. At Closing, Sellers and the Acquired Companies will deliver, or cause to be delivered, to the Buyer Entities (or as Buyer or this Agreement otherwise directs), the following:
(a)    all certificates representing the Shares, each duly endorsed in blank or accompanied by an Assignment Separate From Certificate, dated the Closing Date and executed by each Seller, in a form suitable for transferring those Shares to Buyer in the records of each Acquired Company;
(b)    the written resignation (or documentation reasonably satisfactory to Buyer showing the removal) of each director, governor, officer, and corporate manager (i.e., managers of a limited liability company) of each Acquired Company, with each such resignation (or removal) effective no later than the Effective Time;
(c)    the Escrow Agreement, dated the Closing Date and executed by Sellers Agent;
(d)    an officer’s certificate of a duly authorized officer of each Acquired Company, dated the Closing Date and each executed by such officer, each certifying that attached thereto is a true, correct and complete copy of the resolutions of the managing member, Board of Directors, or similar governing body of such Acquired Company, as applicable, authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of such Acquired Company, and the transactions contemplated herein and therein, in each case as are then in full force and effect;
(e)    an officer’s certificate of a duly authorized officer of the Acquired Companies, dated the Closing Date and each executed by such officer, certifying to the items in Sections 7.2(a), 7.2(b) and 7.2(c);
(f)    the deliveries required in Section 5.8(b);
(g)    the Consents listed on Exhibit 6.1(g);
(h)    written evidence of the termination of each Contract set forth on Exhibit 6.1(h);
(i)    termination and release agreements in form and content satisfactory to

Buyer executed by each of the individuals set forth on Exhibit 6.1(i);
(j)    an estoppel certificate from the landlord of each Real Property Lease, dated not more than 30 days prior to Closing, confirming that the relevant Acquired Company is not in default under such Real Property Lease, that such landlord consents to the transactions contemplated by this Agreement (to the extent required by such Real Property Lease), and otherwise in form and substance reasonably acceptable to Buyer;
(k)    state, county and local transfer declarations, Transfer Tax forms and any other forms and instruments required by any Governmental Authority to be filed or recorded in connection with the indirect transfer of ownership of the Owned Real Property pursuant to this Agreement, reasonably acceptable to Buyer in form and substance; and
(l)    all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Sellers at Closing.
6.2    Closing Deliveries by the Buyer Entities. At Closing, the Buyer Entities will deliver, or cause to be delivered, to Sellers (or as Sellers or this Agreement otherwise directs), the following:
(a)    payment of the Estimated Purchase Price, pursuant to Section 2.4, including:
(i)    the Remaining Estimated Purchase Price in accordance with Section 2.4(a)(vi);
(ii)    evidence the Closing Stock Consideration has been issued pursuant to Section 2.4(a)(iv);
(b)    the Escrow Agreement, dated the Closing Date and executed by Buyer;
(c)    an officer’s certificate of a duly authorized officer of each Buyer Entity, dated the Closing Date and executed by such officer, certifying that attached thereto is a true, correct and complete copy of the resolutions of the Board of Directors of such Buyer Entity authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of such Buyer Entity and the transactions contemplated herein and therein, in each case as are then in full force and effect;
(d)    an officer’s certificate of a duly authorized officer of each Buyer Entity, dated the Closing Date and executed by such officer, certifying the items in Sections 7.3(a) and 7.3(b); and
(e)    all other documents and items required by this Agreement to be delivered, or caused to be delivered, by the Buyer Entities at Closing.
6.3    Termination of Agreement. The sole and exclusive rights to terminate this Agreement before Closing (and the Party that has any such right) are as follows:
(a)    by mutual written consent of Buyer and Sellers Agent;
(b)    by either Buyer or Sellers Agent, if the failure to consummate the transactions contemplated herein does not result principally from the breach by Buyer, or Sellers Agent (or any Seller or any Acquired Company), as applicable, of any of its representations, warranties, covenants, or agreements herein or in any Ancillary Document), if Closing has not occurred on or before January 31, 2020 (the “Outside Date”);
(c)    by Buyer, if any Seller or Sellers or any Acquired Company or the Acquired Companies breach or fail to perform any of their covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Sellers and Acquired Companies contained herein fail to be true and correct, which breach or failure (i) would give rise to the failure of a condition in Section 7.2 and (ii) is not reasonably capable of being cured by the Seller or Sellers or Acquired Company or Acquired Companies by the Outside Date or is not cured by the Seller or Sellers Acquired Company or Acquired Companies within 30 days of receiving notice from Buyer, unless Buyer has waived such condition;
(d)    by Sellers Agent, if any Buyer Entity breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Buyer Entities contained herein fail to be true and correct, which breach or failure (i) would give rise to the failure of a condition in Section 7.3 and (ii) is not reasonably capable of being cured by the Buyer Entity by the Outside Date or is not cured by the Buyer Entity within 30 days of receiving notice from Seller Agent, unless the Sellers Agent has waived such condition;
(e)    by Buyer or Sellers Agent, if any condition in Section 7.1 becomes incapable of fulfillment by the Outside Date, unless such failure results principally from the breach by the Buyer Entities or Sellers, as applicable, of any of their respective representations, warranties, covenants, or agreements herein or in any Ancillary Document; or
(f)    by Sellers Agent if (i) the Marketing Period has ended and all of the conditions in Section 7.1 and Section 7.2 have been and remain satisfied or waived (other than those conditions which by their terms are intended to be satisfied at Closing and which are capable of satisfaction at the Closing, or those not satisfied solely as a result of the breach by either of the Buyer Entities of their obligations under this Agreement), (ii) Sellers Agent has notified Buyer that Sellers are ready, willing and able to consummate the transactions contemplated by this Agreement (subject to satisfaction of all of the conditions set forth in Section 7.1 and Section 7.2), and (iii) Buyer fails to consummate the transactions contemplated by this Agreement within three Business Days following Seller Agent’s delivery of such notice.
(g)    By Buyer, at any time before Closing, if at any time (on an intraday basis) upon and after the date hereof the price per share of Buyer Parent’s common stock (NYSE ticker symbol: “WGO”) falls below $20 per share.
A termination of this Agreement under any of the preceding clauses (b) through (e) will be effective two Business Days after the Party seeking termination gives to the other Party written notice of such termination and a termination of this Agreement under the preceding clause (f) will be effective four Business Days after Sellers Agent gives written notice to Buyer under Section 6.3(f)(ii) if Buyer fails to consummate the transactions contemplated by this Agreement within the period specified in Section 6.3(f)(iii) and a termination under the preceding clause (g) will be effective upon Buyer’s delivery of written notice to Sellers Agent.
6.4    Effect of Termination. Termination of this Agreement under Section 6.3 will terminate all obligations of the Parties under this Agreement, without Liability of any Party to any other Party except for the Liability of any Party for any pre-termination willful and material breach, and except for the terms of Section 5.6 (Confidentiality and Publicity), Section 6.5 (Buyer Termination Fee), Section 9.2 (Expenses), Section 9.5 (Governing Law), Section 9.6 (Jurisdiction, Venue and Waiver of Jury Trial), and this Section 6.4.
6.5    Buyer Termination Fee.
(a)    If this Agreement is terminated by Buyer under Section 6.3(g), Buyer will pay to Sellers, in accordance with their respective Pro Rata Percentages, a termination fee of $5,000,000

(the “Buyer Termination Fee”). Any Buyer Termination Fee due will be paid to Sellers by wire transfer of immediately available funds promptly, and in any event within three Business Days, after the date of termination of this Agreement. For the avoidance of doubt, while Sellers may pursue both a grant of specific performance in accordance with Section 8.3(a) and any other remedy available to Sellers, under no circumstances will Sellers be permitted or entitled to receive both a grant of specific performance that results in a Closing and any portion of the Buyer Termination Fee. In no event shall the Sellers be entitled to collect the Buyer Termination Fee on more than one occasion. The parties further agree that, notwithstanding anything to the contrary in this Agreement, the monetary remedy set forth in this Section 6.5 shall be the sole and exclusive remedy of the Sellers and their Affiliates against any Buyer Related Party for any Loss suffered in the circumstances in which a Buyer Termination Fee is payable.
(b)    Upon payment of the Buyer Termination Fee, (i) neither the Sellers nor any Acquired Company nor any of their respective Affiliates shall be entitled to bring or maintain any Action against Buyer, Buyer Parent, or any of their Affiliates or any of its or their Affiliates’ former, current or future officers, directors, partners, shareholders, managers, members, agents or financing sources (including, without limitation, the Financing Sources) (each, a “Buyer Related Party”) arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith (including the Commitment Letters) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination and (ii) each of the Sellers and the Acquired Companies shall cause any Action pending in connection with this Agreement, any contract or agreement executed in connection herewith (including the Commitment Letters) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof), to the extent maintained by such Seller, Acquired Company or any of their Affiliates against any Buyer Related Party, to be dismissed with prejudice promptly, and in any event within five (5) Business Days after the payment of the Buyer Termination Fee.
ARTICLE 7
CONDITIONS TO OBLIGATIONS TO CLOSE
7.1    Conditions to Obligations of Each Party to Close. The obligation of each Party to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions:
(a)    No Legal Actions. No Governmental Authority of competent jurisdiction will have instituted any Proceeding to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated herein that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated herein and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the purchase or sale of the Shares or the consummation of the other transactions contemplated herein.
(b)    Antitrust Laws. The applicable waiting period, and any extension thereof, under the HSR Act will have expired or been duly terminated and any approval of a Governmental Authority under any other applicable Antitrust Law will have been obtained or the applicable waiting period under such other Antitrust Law shall have expired.
7.2    Conditions to Obligation of the Buyer Entities to Close. The obligation of the Buyer Entities to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Buyer, in Buyer’s sole discretion:

(a)    Accuracy of Representations and Warranties. Each of Sellers’ and the Acquired Companies’ representations and warranties in Article 3 will have been and will be true and correct in all respects (if qualified by materiality or Material Adverse Effect) and shall be true and correct in all material respects (if not qualified by materiality or Material Adverse Effect), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date).
(b)    Observance and Performance. Sellers will have performed or complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Sellers on or before the Closing Date.
(c)    Material Adverse Effect. Since December 31, 2018, no Material Adverse Effect shall have occurred.
(d)    Payoff Letters. No fewer than two Business Days prior to the Closing Date, Sellers will have provided Buyer with customary pay-off letters from all holders of Closing Indebtedness to be paid under Section 2.4.
(e)    FIRPTA Affidavit. Each Seller will have delivered to Buyer a true and correct non‑foreign affidavit, each dated on the Closing Date and executed by such Seller, as applicable, sworn under penalty of perjury and in form and substance satisfactory to Buyer and as required under the Treasury Regulations issued pursuant to Section 1445 of the Code accurately stating that such Seller, as applicable, is not and has not been a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder.
(f)    Pre-Closing Entity Distributions and Actions. Sellers and the Acquired Companies will have completed the transactions, items and actions described in Section 5.3, to the satisfaction of Buyer and will provide Buyer written evidence of the completion of such transaction, actions and items.
(g)    Employment Letter Agreements with Key Employees. Each of the employment letter agreements and arrangements entered into with the Key Employees to be effective as of the Closing shall not have been terminated or withdrawn and all actions shall have been taken for such agreements and arrangements to be effective and in place upon Closing.
(h)    Title Insurance and Survey. Buyer shall have obtained, on or prior to Closing, (i) an ALTA survey of each parcel of Owned Real Property sufficient for Buyer’s title insurance company to provide coverage for matters of survey in each title insurance policy issued with respect to such Owned Real Property; and (ii) a binding owner’s policy of title insurance with respect to each parcel of the Owned Real Property issued by a title insurance company selected by Buyer, in form and substance acceptable to Buyer in its sole discretion, insuring an Acquired Company as the fee owner of the Owned Real Property free and clear of any Encumbrance (other than any Permitted Encumbrance) and including endorsements satisfactory to Buyer (including with respect to zoning and matters of survey).
(i)    Delivery of Other Items. Sellers will have delivered (or caused to be delivered) to Buyer each of the other items contemplated to be so delivered by this Agreement, including each item listed in Section 6.1.

7.3    Conditions to Obligation of Sellers to Close. The obligation of Sellers to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Sellers, in their sole discretion:
(a)    Accuracy of Representations and Warranties. Each of Buyer’s representations and warranties in Article 4 will have been and will be true and correct in all respects (if qualified by materiality or Material Adverse Effect) and shall be true and correct in all material respects (if not qualified by materiality or Material Adverse Effect), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date).
(b)    Observance and Performance. The Buyer Entities will have performed or complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by the Buyer Entities on or before the Closing Date.
(c)    Delivery of Other Items. The Buyer Entities will have delivered (or caused to be delivered) to Sellers each of the other items contemplated to be so delivered by this Agreement, including each item listed in Section 6.2.
ARTICLE 8
INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES
8.1    Indemnification of the Buyer Entities. Subject to the other terms of this Article 8, from and after the Closing, the Sellers shall jointly and severally indemnify, defend and hold harmless the Buyer Entities and their Other Indemnified Persons from and against all direct and indirect Losses and will pay to the Buyer Entities and their Other Indemnified Persons the amount of such Losses to the extent arising or resulting from, related to, or in connection with, any of the following:
(a)     any inaccuracy in or breach of any representation or warranty made by any Seller or Acquired Company contained in Article 3 of this Agreement;
(b)    any breach of any covenant or agreement of any Seller or Acquired Company contained in this Agreement;
(c)    Pre-Closing Taxes;
(d)    any Closing Indebtedness or Company Transaction Expenses, the amount of which was not otherwise deducted from the Aggregate Purchase Price in accordance with Article 2;
(e)    the Excluded Real Property;
(f)    the Newmar International Dissolution and the Newmar Risk Dissolution or anything related to the pre-Closing ownership, structure, operations, assets, liabilities, or conduct of the business of Newmar International or Newmar Risk Management;
(g)    fraud, intentional misrepresentation or willful breach;
(h)    any of the matters listed on Schedule 8.1(g); or
(i)    any Proceeding incident to any of the foregoing.

8.2    Indemnification of Sellers. Subject to the other terms of this Article 8, from and after the Effective time, the Buyer Entities will jointly and severally indemnify, defend and hold harmless Sellers from and against all Losses of Sellers and each of their respective Other Indemnified Persons to the extent arising or resulting from or in connection with any of the following:
(a)    any inaccuracy in or breach of any representation or warranty made by either Buyer Entity contained in this Agreement;
(b)    any breach of any covenant or agreement of either Buyer Entity contained in this Agreement;
(c)    fraud, intentional misrepresentation or willful breach by Sellers; or
(d)    any Proceeding incident to any of the foregoing.
8.3    Matters Regarding Claims.
(a)    Specific Performance. Each Party acknowledges and agrees that each other Party will be damaged irreparably if this Agreement is not performed in accordance with its terms or otherwise is breached and that, in addition to its other rights under this Agreement and Applicable Law, a Party will be entitled to an injunction and other equitable relief (without posting any bond or other security) to prevent breaches hereof and to enforce specifically this Agreement and its terms in addition to any other remedy to which such Party may be entitled hereunder. In particular, each Party recognizes and affirms that in the event any Sellers breach this Agreement, money damages may be inadequate and Buyer would have no adequate remedy at law, so that Buyer will have the right, in addition to any other rights and remedies existing in its favor, to seek enforcement of its rights and each other Party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive or other equitable relief. Notwithstanding this Section 8.3(a) or anything else to the contrary in this Agreement, it is explicitly agreed that Sellers will be entitled to the granting of a decree or order of specific performance or other equitable relief of the obligations of the Buyer Entities to cause the Equity Financing to be funded or to consummate the Closing only if (i) all conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at Closing and are capable of being satisfied at the Closing, or those not satisfied solely as a result of the breach by either of the Buyer Entities of their obligations under this Agreement) at the time Section 2.3 contemplated the Closing to occur, (ii) the Debt Financing has been funded or the Financing Sources have confirmed in writing that the Debt Financing will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) Sellers have irrevocably confirmed that if a decree or order of specific performance or other equitable relief is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, the foregoing sentence will not apply to or otherwise limit the right of Sellers to any other remedies, including such injunctions, specific performance or other equitable remedies for obligations other than with respect to the obligations of the Buyer Entities to cause the Equity Financing to be funded or to consummate the Closing.
(b)    No Double Recovery. Any Claiming Party will only be entitled to recover the full amount of a Loss once with respect to any item giving rise to a Loss.
(c)     Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether there is an inaccuracy or that there has been a breach of any representation or warranty for purposes of Section 8.1(a) and for calculating Losses in connection therewith, no effect shall be given to any qualification as to “materiality” or “Material Adverse

Effect” and phrases of similar import contained in any representation or warranty made in Article 3. For the sake of clarity, an item or occurrence will be deemed “material” if it results in a Loss, individually or in the aggregate, of at least $50,000.
(d)    Claims Pursuant to Governing Documents. The Sellers shall not be entitled to, and shall not seek to, recover from any Buyer Entities, Acquired Companies and Other Indemnified Persons pursuant to claims afforded to such Seller pursuant to the bylaws or other governing or constituting documents of the Acquired Companies or their Subsidiaries or any similar indemnification or contribution right with respect to any amounts paid by any Seller.
(e)    [Intentionally Omitted].
(f)    Sellers’ Agent. For purposes of this Article 8, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to Sellers’ Agent when Sellers are the Indemnifying Parties. Sellers’ Agent shall have full power and authority on behalf of each Seller Indemnitor to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, Seller Indemnitors under this Article 8.
(g)    Liability Cap. Other than with respect to (i) an inaccuracy in or breach of any Seller Fundamental Representation, or (ii) fraud, intentional misrepresentation or willful breach (including any breach of a representation or warranty stemming from fraud) the right of Buyer and Buyer’s Other Indemnified Persons to seek and recover indemnification from Sellers for Losses under Section 8.1 shall not exceed, in the aggregate, the amount of $26,400,000 (the “Cap”).
(h)    Insurance Recovery. Buyer Entities and their Other Indemnified Persons and Sellers and their Other Indemnified Persons right to indemnification pursuant to this Agreement on account of any Losses shall be reduced by all insurance or other similar proceeds actually recovered by such Party, as applicable, in cash, from third parties, with respect to such Losses, in each case, net of the present value of any increase in insurance premiums or other charges paid by such Party resulting from such Losses and all costs and expenses reasonably incurred by such Party in recovering such proceeds from such third party. The Buyer Entities and their Other Indemnified Persons shall use their reasonable efforts and take all reasonable steps to pursue any available coverage under any “occurrence” based insurance policies of the Acquired Companies. The inability of any Buyer Entities and their Other Indemnified Persons and Sellers and their Other Indemnified Persons to recover any insurance or similar proceeds or any third-party’s denial or successful defense of a claim shall not in any way prevent or limit such Buyer Entities and their Other Indemnified Persons and Sellers and their Other Indemnified Persons, as the case may be, rights to indemnification for such claim under this Agreement.
(i)    Split of Insurance Deductible/Retention for Certain Product Liability Matters. Except for any breach stemming from fraud, in the event Buyer and its Other Indemnified Persons are entitled to indemnification resulting from a breach or inaccuracy of the representations and warranties set forth Section 3.22(c) with respect to product liability matters and such Losses are fully covered by applicable insurance, to the extent of any Losses related to any per claim deductible or retention relating to such applicable insurance, Sellers shall only be responsible to indemnify Buyer and its Other Indemnified Persons for one-half of the amount of such applicable per claim deductible or retention.
(j)    Split of Certain Costs and Expenses Related to Disputed Product Warranty Claims; Disputed Product Warranty Cost and Expense Cap. Except for any breach stemming from fraud, in the event Buyer and its Other Indemnified Persons are entitled to indemnification resulting from a breach or inaccuracy of the representations and warranties set forth in Section 3.22(c) on account of costs and expenses incurred resulting from contested or disputed product warranty claims (such fees and costs consisting of attorney’s and other litigation (or dispute resolution) fees and expenses and dispute settlement costs, the “Disputed Product Warranty Costs and Expenses), Buyer on the one hand, and Sellers, on the other hand, shall each bear one-half of the amounts related to the Acquired Companies’ and Buyers’ Disputed Product Warranty Costs and Expenses; and provided further, that Sellers shall not be liable to pay an amount, in the aggregate, in excess of $2 million for their portion of such Disputed Product Warranty Costs and Expenses.
8.4    Certain Survival Periods.
(a)    Survival of Representations and Warranties and Pre-Closing Covenants. Subject to Section 8.4(b), each representation or warranty contained in this Agreement, and the covenants and agreements of the Parties in this Agreement that do not expressly survive the Closing, will survive the execution and delivery of this Agreement and remain in full force and effect until the date that is 24 months after the Closing Date, at which time such representation, warranty, covenant, and agreement will expire and terminate and no indemnification obligation will be associated therewith or based thereon; provided, however that the Seller Fundamental Representations shall survive for six years after the Closing Date and the representations and warranties set forth in Section 3.5 shall survive until the expiration of the statute of limitations applicable to the underlying subject matter of such representations and warranties, plus 30 days.
(b)    Survival of Post-Closing Covenants and Agreements. Each covenant and agreement (i.e., other than representations and warranties) in this Agreement that expressly survives the Closing, and all associated rights to indemnification, will survive Closing in accordance with its terms.
(c)    Claims for Indemnification. No Party will be liable under this Article 8 for any Losses suffered by (i) any Seller or any of its Other Indemnified Persons or (ii) either Buyer Entity or any of its Other Indemnified Persons, as applicable, arising out of a breach of any representation, warranty, covenant, or agreement contained in this Agreement unless a claim therefor is asserted in writing prior to the expiration of the survival period described in clauses (a) and (b) above in accordance with Section 8.5. Each claim for indemnification under this Agreement regarding a representation, warranty, covenant, or agreement that is validly made in accordance with Section 8.5 before expiration of the applicable survival period will not terminate before final determination and satisfaction of such claim.
8.5    Notice of Claims and Procedures.
(a)    Notice of Claims. A Party entitled to indemnification hereunder (the “Claiming Party”) will give the Party obligated to provide such indemnification (the “Indemnifying Party”) prompt notice of any claim, for which such Claiming Party proposes to demand indemnification, (i) by a Person that is not a Party nor an Other Indemnified Person (such a claim being a “Third Party Claim” and such notice of such Third Party Claim being the “Initial Claim Notice”) or (ii) that does not involve a Third Party Claim, in each case specifying the amount and nature of, and basis for, such claim (in each case, to the extent known). Thereafter, the Claiming Party will give the Indemnifying Party, promptly after the Claiming Party’s (or any of its applicable Other Indemnified Person’s) receipt or delivery thereof, copies of all documents (including court papers) received or delivered by the Claiming Party (or any such Other Indemnified

Person) relating to any such Third Party Claim. The failure to promptly give such notice or to promptly give such copies will not relieve the Indemnifying Party of any Liability hereunder, except if the Indemnifying Party was prejudiced thereby, but only to the extent of such prejudice.
(b)    Access and Cooperation. Each Party will, and will cause its Other Indemnified Persons to, cooperate and assist in all reasonable respects regarding such Third Party Claim, including by promptly making available to such other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Person relating to such Third Party Claim, subject to reasonable confidentiality precautions.
(c)    Defense and Participation Regarding Third Party Claims. This Section 8.5(c) relates to Third Party Claims.
(i)    Election to Conduct Defense. Promptly after receiving an Initial Claim Notice under Section 8.5(a), the Indemnifying Party will have the option to conduct the defense of such Third Party Claim, at the expense of the Indemnifying Party. To elect to conduct such defense, the Indemnifying Party must give written notice of such election to the Claiming Party within 20 days after the Claiming Party gives the corresponding Initial Claim Notice to the Indemnifying Party.
(ii)    Conduct of Defense, Participation and Settlement. If the Indemnifying Party conducts the defense of such Third Party Claim, then (1) the Claiming Party may participate, at its own expense, in such defense (including any Proceeding regarding such Third Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such defense, (2) each Party will keep the other Party reasonably informed of all matters material to such defense and Third Party Claim at all stages thereof, (3) the Claiming Party will not (and will cause its Other Indemnified Persons not to) admit Liability with respect to, or compromise or settle, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld) and (4) the Indemnifying Party will not compromise or settle such Third Party Claim, without the consent of the Claiming Party (which consent will not be unreasonably withheld), if such compromise or settlement (A) provides for (x) relief other than monetary damages or (y) monetary damages if the Indemnifying Party has not acknowledged in writing that it shall be solely responsible for such monetary damages, (B) involves any material limitation on any future operations of the Claiming Party (or any of its Other Indemnified Persons) or (C) does not irrevocably release the Claiming Party (and any applicable Other Indemnified Person) from all Liability regarding such Third Party Claim, other than any monetary Liability being satisfied by the Indemnifying Party hereunder. Notwithstanding the foregoing, if the Claiming Party reasonably believes that a conflict of interest exists in respect of a Third Party Claim or if the defendants in, or targets of, any such action or proceeding include both the Claiming Party and the Indemnifying Party and the Claiming Party shall have reasonably concluded upon advice of counsel that there may be legal defenses available to it or to other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, then, in each case, the Claiming Party shall have the right to retain separate counsel selected by the Claiming Party to represent the Claiming Party in the defense of such Third Party Claim and the reasonable fees and expenses of the Claiming Party in connection therewith shall be paid by the Indemnifying Party.

(iii)    Indemnifying Party Does Not Conduct Defense. If the Indemnifying Party does not validly elect to conduct the defense of such Third Party Claim, then the Claiming Party may conduct the defense of such Third Party Claim and the reasonable fees and expenses of the Claiming Party in connection therewith will be paid by the Indemnifying Party, and the Claiming Party will have the right to compromise or settle such Third Party Claim after receiving the consent of the Indemnifying Party (which consent will not be unreasonably withheld).
8.6    Indemnification Adjusts Aggregate Purchase Price for Tax Purposes. Each Party will, including retroactively, treat indemnification payments under this Agreement as adjustments to the Aggregate Purchase Price for Tax purposes to the extent permitted under Applicable Law.
8.7    Escrow. As a source, but not the exclusive source, for payment for the Buyer Entities, Acquired Companies and their Other Indemnified Persons for indemnification claims under Section 8.1(a), the Aggregate Escrow Amount will be deposited into an escrow account (the “Escrow Account”) pursuant to Section 2.4(a)(ii) and the terms of an Escrow Agreement in the form attached hereto in Exhibit 8.7 (the “Escrow Agreement”).
(a)    Escrow Sub-Accounts. The Escrow Agreement will provide for the establishment, funding and release of the following Escrow Account sub-accounts:
(i)    Aggregate Purchase Price Adjustment Account. On the Closing Date, an amount equal to $10,000,000 will be deposited into a segregated Aggregate Purchase Price adjustment amount sub-account of the Escrow Account (the “Aggregate Purchase Price Adjustment Account”) to provide for any Aggregate Purchase Price adjustments under Section 2.5; and
(ii)    Indemnity Escrow Account. On the Closing Date, an amount equal to the Cap (the “Indemnity Escrow Amount”) will be deposited into a segregated indemnity escrow sub-account of the Escrow Account (“Indemnity Escrow Account”) to provide for claims for indemnification by the Buyer Entities and their Other Indemnified Persons (or any of them) pursuant to Article 8.
(b)    The Aggregate Purchase Price Adjustment Account will be released as provided in Section 2.5(c).
(c)    Upon the date that is 24 months after the Closing Date (such date, the “Indemnity Escrow Release Date”), Buyer and Sellers Agent will provide joint instructions to the Escrow Agent, instructing the Escrow Agent to (i) disburse the amounts remaining in the Indemnity Escrow Account, less any Unsatisfied Escrow Claims, to Sellers based on their respective Pro Rata Percentages and (ii) retain in the Indemnity Escrow Account funds necessary to satisfy the Unsatisfied Escrow Claims until such time as the Escrow Agent is permitted to disburse such funds pursuant to the Escrow Agreement. For purposes of this Agreement, “Unsatisfied Escrow Claims” means the aggregate of any and all claims for indemnification by the Buyer Entities or their Other Indemnified Persons (or any of them) pursuant to Article 8 which either (1) were asserted in writing prior to, and are pending on, the Indemnity Escrow Release Date (the amounts of such claims will be deemed to be (A) the amounts specified in the applicable notices or (B) if not specified in the applicable notices, the amounts later specified in good faith by the applicable Buyer Entity with respect to such claims in writing to the Escrow Agent and the Sellers Agent prior to the Indemnity Escrow Release Date) or (2) have been finally determined in favor of a Buyer Entity or its Other Indemnified Persons (or any of them), but have not been fully paid to such Buyer Entity or its Other Indemnified Persons as of the Indemnity Escrow Release Date.
(d)    Any funds retained in the Indemnity Escrow Account on the Indemnity Escrow Release Date to potentially satisfy any Unsatisfied Escrow Claims will, (i) if resolved in favor of a Buyer Entity (or any of its Other Indemnified Persons), be paid by the Escrow Agent to such Buyer Entity or the applicable third party (to the extent requested by such Buyer Entity) within three Business Days after the Escrow Agent’s receipt of a joint written notice executed by Buyer and Sellers Agent directing such payment (or the applicable judicial or arbitral decision, if applicable) or (ii) (1) if resolved in favor of a Buyer Entity (or any of its Other Indemnified Persons) but in an amount less than the amount retained by the Escrow Agent for such Unsatisfied Escrow Claim (as determined in Section 8.7(c)), or (2) if resolved in favor of Sellers, then the amount reserved in the Indemnity Escrow Account for such Unsatisfied Escrow Claim (less any amount paid to a Buyer Entity (or any of its Other Indemnified Persons) under clause (i) hereof), be paid by the Escrow Agent within three Business Days after the Escrow Agent’s receipt of a joint written notice executed by Buyer and Sellers Agent (or the applicable judicial or arbitral decision, if applicable) to Sellers based on their respective Pro Rata Percentages.  Within three Business Days following resolution of the last Unsatisfied Escrow Claim, the Escrow Agent will distribute the amounts then-remaining in the Indemnity Escrow Account to Sellers based on their respective Pro Rata Percentages. Each of Buyer and Sellers Agent agrees to provide joint instructions to the Escrow Agent to carry out the provisions of this Section 8.7(d).
ARTICLE 9
CERTAIN GENERAL TERMS AND OTHER AGREEMENTS
9.1    Notices. All notices, requests, permissions, waivers, consents, and other communications hereunder must be in writing and will be deemed to have been given only (a) three Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by electronic email transmission (including via .pdf files), provided that confirmation of the email transmission is received from the recipient (that is not automatically generated), (c) when delivered, if delivered personally to the intended recipient, or (d) one Business Day following sending by overnight delivery via a national courier service (receipt requested) and, in each case, addressed to a Party at the following address for such Party:
(i)    if to any Acquired Company (pre-Closing) or any Seller,
Matthew Miller
PO Box 30
Nappanee IN 46506
Telephone: 574.773.7791
Email: rrkfarms.llc@gmail.com
with a copy (which will not constitute notice) to:
Glenn L. Duncan
Thorne · Grodnik, LLP
228 E. High Street
Elkhart, IN 46516
(ii)    if to a Buyer Entity or any Acquired Company (post-Closing),

Winnebago Industries
13200 Pioneer Trail, Suite 150
Eden Prairie, MN 55347
Telephone: 952-828-8467
Attention: Stacy L. Bogart, Esq. and Cory J. Nelson, Esq.

with a copy (which will not constitute notice) to:
Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 S. Seventh Street
Minneapolis, MN 55402
Telephone: 612-766-7136
Facsimile: 612 -766-1600
Attention: W. Morgan Burns, Esq. and Michael B. Abbott, Esq.

or to such other address, facsimile or email as is furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 9.1.
9.2    Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein, each of the Parties is responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the Ancillary Documents, including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such Party, provided that Sellers will also bear the costs and expenses of the Acquired Companies and their Subsidiaries (including its legal and other professional fees and expenses) accrued or incurred up to and including the Closing in connection with this Agreement and the transactions contemplated hereby. The Buyer Entities, on one hand, and Sellers, on the other hand, will each bear one-half of the Escrow Agent’s administration fee and HSR filing fees.
9.3    Interpretation; Construction. In this Agreement:
(a)    the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;
(b)    the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);
(c)    terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;
(d)    unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;
(e)    unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;
(f)    the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;

(g)    “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;
(h)    unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;
(i)    unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, Section, schedule or exhibit, respectively, of this Agreement;
(j)    all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;
(k)    when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;
(l)    with respect to all dates and time periods in or referred to in this Agreement, time is of the essence;
(m)    the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; and
(n)    the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.
9.4    No Third‑Party Beneficiaries‑. Except as provided in Section 5.8 and Article 8, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein expressed or implied gives or will be construed to give to any Person other than the Parties and such successors and permitted assigns, any legal or equitable rights, benefits, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Financing Sources shall be third party beneficiaries of this Section 9.4, Sections 9.6(b), 9.7 and 9.12.
9.5    Governing Law. This Agreement will be construed and enforced in accordance with the substantive laws of the State of Minnesota without reference to principles of conflicts of law.
9.6    Jurisdiction, Venue and Waiver of Jury Trial.
(a)    EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS IN HENNEPIN COUNTY, MINNESOTA AND ANY APPELLATE COURT THEREFROM, OR, IN THE EVENT THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH ACTION OR PROCEEDING, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF MINNESOTA, AND ANY APPELLATE COURT THEREFROM, IN ANY PROCEEDING ARISING OUT OF OR

RELATING TO THIS AGREEMENT, ANY ANCILLARY DOCUMENT, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND TO THE RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT, AND ANY OTHER PROCESS WITH RESPECT TO ANY SUCH PROCEEDING THAT MAY BE SERVED IN ANY SUCH PROCEEDING, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, BY DELIVERING A COPY THEREOF TO SUCH PARTY AT ITS RESPECTIVE ADDRESS, BY THE REQUIREMENTS OF SECTION 9.1 OR BY ANY OTHER METHOD PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING.
(b)    Notwithstanding anything herein to the contrary, each Seller and the Acquired Companies agree, on their own behalf and on behalf of their and any of respective Affiliates and representatives, and each of the other parties hereto agree (i) that any action, cause of action, claim, cross-claim, or third-party claim of any kind or nature, whether at law or equity, in contract, in tort or otherwise, involving a Financing Source in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or the transactions contemplated hereby or thereby shall be brought exclusively in (x) the courts of New York State sitting in the Borough of Manhattan or (y) the United States District Court for the Southern District of New York and appropriate courts thereof and each Seller and each Acquired Company submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.1 shall be effective service of process against it for any such action brought in any such court, (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (v) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (vi) that any such action shall be governed by, and construed in accordance with, the laws of the State of New York and (vii) to irrevocably waive and hereby waives any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 9.6(a).
9.7    Entire Agreement; Amendment; Waiver. This Agreement, including the Disclosure Schedule, other Schedules and Exhibits, constitutes the entire Agreement between the Parties pertaining to the subject matter herein and supersedes any other existing representation, warranty, covenant, agreement, or similar assurance (whether direct or indirect, written or oral, or statutory, express or implied) of any Party regarding such subject matter (and there is no other representation, warranty, covenant, agreement, or similar assurance of any Party regarding such subject matter). No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party. Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver (and then only to the extent so expressed).

No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply. Notwithstanding anything herein to the contrary, Sections 9.4, 9.6(b), this Section 9.7, or 9.12 (and any other provision of this Agreement to the extent an amendment, supplement, waiver, or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived, or otherwise modified without the prior written consent of the Financing Sources.
9.8    Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of the other Party, except as otherwise provided in this Agreement and provided further that Buyer may make a collateral assignment of its rights (but not its obligations) under this Agreement to any Financing Source. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section is void.
9.9    Severability; Blue‑Pencil‑. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.
9.10    Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the Parties and delivered, in person or by facsimile or electronic image scan, receipt acknowledged, to the other Party.

9.11    Disclosure Schedule. Nothing in the Disclosure Schedules will be deemed to disclose an exception to a representation or warranty made in this Agreement unless the Disclosure Schedule identifies the item as an exception to such representation or warranty; however, any information disclosed in any section number shall be deemed to be disclosed and incorporated into any other section number under this Agreement to the extent (but only the extent) that it is reasonably apparent from the text of such disclosure alone that such information is responsive to the representations to which such other section relates. A disclosure made by Sellers in any section of this Agreement or any Disclosure Schedule will expressly not be deemed to constitute an admission by Sellers, or otherwise imply, that any such matter is material or creates a measure for materiality for the purposes of this Agreement. Sellers’ Agent may at any time prior to the Closing update or supplement any Section of the Disclosure Schedules or provide a new Section qualifying any representation or warranty of Sellers contained herein that is not subject to the Disclosure Schedule as of the date of this Agreement with respect to any fact or condition that arises only after the date hereof and which would have been required to be set forth or described in the Disclosure Schedule (each, a “Schedule Supplement”). If such Schedule Supplement is not material, such Schedule Supplement shall be treated for all purposes as if it had been included in this Agreement as of the date hereof and, accordingly, Buyer (for itself and all Buyer Indemnitees) shall be deemed to have waived any and all rights it and all other Buyer Indemnitees may have arising from or relating to the breach or inaccuracy of the representations or warranty described in such non-material Schedule Supplement (including the right to indemnification pursuant to Article 8). For the avoidance of doubt, and irrespective of whether or not the Closing occurs, no material Schedule Supplement will be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement for any purpose nor shall any material Schedule Supplement limit the rights of Buyer under this Agreement, including Article 7 and Article 8.
9.12    Financing Sources. Notwithstanding anything to the contrary contained herein, no Party hereto (other than the Buyer Parties) and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives shall have any rights or claims (whether at law or equity, in contract, in tort or otherwise) against any Financing Sources based on, in respect of, or by reason of, the Debt Commitment Letters, the Debt Financing or the transactions contemplated thereby.
ARTICLE 10
CERTAIN DEFINITIONS
“Accounting Principles” means, with respect to Newmar Corporation and Newmar Risk Management, GAAP; and with respect to the other Acquired Companies, consistent with Interim Financial Statements and past year-end practices.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
“Ancillary Document” means, with respect to a Person, any document executed and delivered by such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).
“Annual Balance Sheet Date” means December 31, 2018.

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.
“Base Cash Amount” means $270,000,000, subject to upward adjustment as provided in the definition of Initial Purchase Price.
“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.
“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the state of Minnesota are generally authorized or required by Applicable Law to be closed.
“Cash” means the cash, cash equivalents, and certificates of deposit of the Acquired Companies (including marketable securities and short term investments convertible to cash within 90 days, net of any breakage costs required to liquidate such securities and short term investments), net of outstanding checks, taxes or other costs associated with, or that would be assessable on, the use or distribution of such cash and any other repatriation costs, calculated in a manner consistent with the Accounting Principles.
“Closing Net Working Capital” means Net Working Capital as of 12:01 a.m. on the Closing Date.
“Closing Stock Consideration” means 2 million shares of common stock of Parent, par value $0.50 per share, valued at a price per share based on the volume weighted average share price of Parent of the 5 trailing Business Days prior to the Closing Date.
“Closing Tax Adjustment” means (i) the incremental tax cost to the shareholders of Newmar Corporation arising as a result of the 338(h)(10) Election for Newmar Corporation plus (ii) an additional gross up payment to compensate for Income Tax liabilities of such shareholders arising from payment of a such tax cost to such shareholders. The Closing Tax Adjustment is calculated pursuant to the methodology set forth on Schedule 10.1(a). The Closing Tax Adjustment is equal to $851,220.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and other similar Applicable Law regarding continuation of welfare benefits.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Plan” means a Plan of which any Acquired Company or any ERISA Affiliate is a Plan Sponsor, or to which any Acquired Company or any ERISA Affiliate otherwise contributes or has contributed or has or may have Liability, or in which any employee of any Acquired Company or any ERISA Affiliate otherwise participates.
“Company Transaction Expenses” means all expenses of the Acquired Companies and Sellers incurred or to be incurred in connection with the preparation, execution, and consummation of this Agreement, the transactions contemplated hereby to be consummated on or before the Closing Date, and the Closing, whether accrued or not, including transaction-related bonuses, change in control payments, retention payments, or other payments payable to employees of the Acquired Companies upon or in connection with the Closing, the employer portion of any payroll, social security, unemployment or similar Tax arising out of any such payments, all payments and expenses incurred in connection with the Newmar International Dissolution, the Newmar Risk Dissolution, with Newmar Risk Management, and with the transfer of the Excluded Real Property, and fees and disbursements of attorneys, investment bankers, accountants, and other advisors and service providers, and any brokerage fees, commissions or finders’ fees, payable by any Acquired

Company or any Seller pursuant to Section 9.2 and which, in each case, have not been paid as of the Closing and are not accrued in the calculation of Net Working Capital.
“Compliant” means, with respect to the Financing Information and Marketing Material, that:

(i)    such Financing Information and Marketing Material does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information or Marketing Material not misleading in light of the circumstances in which made;
(ii)    the independent auditors of the Acquired Companies have not withdrawn, or advised Seller, its Affiliates or its representatives of its intention to withdraw, any audit opinion with respect to any financial statements contained in the Financing Information or Marketing Material;
(iii)    such Financing Information and Marketing Material contains the financial and other information that would be required to be included in a registration statement relating to a sale of the Buyer Parent’s securities on Form S-1 to be declared effective on any date falling within the Marketing Period;
(iv)    the financial information included in such Financing Information and Marketing Material are, and remain throughout the Marketing Period, sufficiently current to permit a registration statement relating to the sale of the Buyer Parent’s securities on Form S-1 using such financial information to be declared effective by the SEC on any date falling within the Marketing Period; and
(v)    (A) the financial statements and other financial information included in such Financing Information and Marketing Material are, and remain throughout the Marketing Period, sufficient to permit the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters with respect to financial information contained in the Financing Information and Marketing Material (including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Marketing Material) on any date during the Marketing Period, and (B) the auditors to the Acquired Companies have delivered drafts of customary comfort letters, including, customary negative assurance comfort with respect to periods following the end of the latest fiscal documents, and such auditors have confirmed they are prepared to issue any such comfort letter upon each of any pricing date occurring during the Marketing Period and any closing date occurring during the Marketing Period.
“Confidential Information” means all confidential, proprietary or non-public information of or relating to (a) Buyer or any of its Affiliates or (b) any of the Acquired Companies and their Subsidiaries that is not otherwise publicly disclosed or generally available (other than as a result of a disclosure by Sellers), including information entrusted to Sellers by others. Without limiting the generality of the foregoing, Confidential Information includes: (a) customer lists, lists of potential customers and details of agreements with customers; (b) acquisition, expansion, marketing, financial and other business information and plans; (c) research and development; (d) Intellectual Property, except as published in the normal course of prosecution by a patent office or other agency; (e) sources of supplies; (f) identity of specialized consultants and contractors and Confidential Information developed by them; (g) purchasing, operating and other cost data; (h) special customer needs, cost and pricing data; (i) employee information; and (j) information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified as Confidential Information, as well as information that is the subject of meetings and discussions and not so recorded.
“Contract” means any contract, agreement, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.
“Debt Financing Documents” means the agreements, documents, and certificates contemplated by the Debt Financing, including the credit agreements, high yield purchase agreements, indentures and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letters.
“Encumbrance” means any mortgage, deed of trust, pledge, security interest, charge, lien, sole or exclusive license, option, right of first offer, right of first refusal or other right to purchase acquire, sell or dispose, restriction or reservation or any other encumbrance or adverse claim of any kind whatsoever.
“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.
“Environmental Claim” means any notice by a Governmental Authority or other Person alleging potential liability (including potential liability for investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty) arising out of or resulting from (a) the presence, or Release into the environment, of any material or form of energy at any location, whether or not owned by any Acquired Company or (b) any violation, or alleged violation, of any Environmental Law.
“Environmental Law” means any Applicable Law relating to pollution, compensation for damage or injury caused by pollution or protection of human health, safety or the environment, including any Applicable Law relating to any emission, discharge, Release or possible Release of any pollutant, contaminant, hazardous or toxic material, substance or waste into the environment (including air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any (if any) corporation, trade or business (whether or not incorporated) that is under common control with any Acquired Company pursuant to Section 414(b) and (c) of the Code or pursuant to Section 4001 of ERISA.
“Escrow Agent” means Bank of America N.A.
“Family Shareholders” means Mahlon Miller, Matthew Miller, Marcus Miller, Joyce Helmuth, Lucretia Hochstetler, Lauranna Miller, and Linda Mast.
“Final Tax Adjustment” means an amount equal to (A) (i) the incremental tax cost to the shareholders of Newmar Corporation arising as a result of the 338(h)(10) Election for Newmar Corporation plus (ii) an additional gross up payment to compensate for Income Tax liabilities of such shareholders arising from payment of a such tax cost to such shareholders, calculated consistent with the principals in Schedule

10.1(a), using the Final Basis Calculation and the Final Allocation less (B) the Closing Tax Adjustment. If the Final Tax Adjustment, as so calculated is greater than the Closing Tax Adjustment by $50,000 or less, or if the Closing Tax Adjustment as so calculated is greater than the Final Tax Adjustment by $50,000 or less, then the Final Tax Adjustment shall be equal to the Closing Tax Adjustment.
“Financing Deliverables” means each of the following documents required to be delivered in connection with the Debt Financing: credit agreements, indentures, notes, security purchase agreements, guarantees, pledge and security documents, hedging arrangements, other definitive financing documents, a certificate of the chief financial officer (or other comparable officer) of the Acquired Companies with respect to solvency of Buyer (after giving effect to the transactions contemplated hereby) and other customary certificates or documents and back-up therefor and for legal opinions as may be reasonably requested by the Buyer or Financing Sources; provided that any such documents are effective upon and subject to the occurrence of the Closing.
“Financing Information” means:
means all information with respect to business, operations, financial condition, projections and prospects of the Acquired Companies as may be reasonably requested by Buyer Entities or the Financing Sources or as may be required to be delivered to satisfy a condition precedent under the Debt Commitment Letter, including, but not limited to:

(i)    (A) audited balance sheets, and audited statements of income, changes in shareholders’ equity, and statements of cash flows for Newmar Corporation and Newmar Risk Management on a consolidated basis for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date; unaudited balance sheets and unaudited statements of operations, for Dutch and New-Way Transport, for the three most recently completed fiscal years at least 90 days prior to the Closing Date, (B) unaudited balance sheets and unaudited statements of income, changes in shareholders’ equity, and statements of cash flows for Newmar Corporation and Newmar Risk Management on a consolidated basis for each subsequent fiscal quarter ended at least 60 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year); unaudited balance sheets and unaudited statements of operations, for Dutch and New-Way Transport for each subsequent fiscal quarter ended at least 60 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year); (C) monthly financial statements relating to the Acquired Companies for each month subsequent to the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to clause (B) above; and (D) for the periods required by Rule 3-05(b)(2) of Regulation S-X promulgated under the Securities Act, all additional audited and unaudited financial statements for all significant completed or probable acquisitions;
(ii)    as promptly as practical, all other information of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act and other accounting rules and regulations of the SEC as may reasonably be requested and of the type and form customarily included in private placement memoranda pursuant to Rule 144A of the Securities Act;
(iii)    due diligence information (including, subject to the receipt of customary non-reliance letters, reports prepared by third parties) requested by the Financing Sources in connection with any investor presentations, materials, offering memorandum or similar documents;

(iv)    information relating to the compliance by the Acquired Companies with all Applicable Law; and
(v)    such other information relating to the Acquired Companies as is reasonably requested in connection with Debt Financing.
“Financing Sources” means the agents, arrangers, lenders, and other entities that have committed to provide or arrange or otherwise enter into agreements in connection with all or any part of the Debt Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, managers, directors, governors, employees, agents and representatives and their respective successors and assigns.
“GAAP” means generally accepted United States accounting principles.
“Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi‑governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi‑national organization or body; or (e) body entitled by Applicable Law to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.
“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste, asbestos or petroleum or fraction thereof, and any other chemical, waste, substance or material listed in or regulated by or identified in any Environmental Law.
“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax” means any Tax (other than sales, use, stamp, duty, value‑added, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax) based upon or measured by gross or net receipts of gross or net income (including any Tax in the nature of minimum taxes, tax preference items and alternative minimum taxes) and including any Liability arising pursuant to the application of Treasury Regulation Section 1.1502‑6 or any similar provision of any Applicable Law regarding any Tax.
“Indebtedness” means, without duplication, any Liability under or for any of the following (excluding any trade payable incurred in the Ordinary Course of Business of the applicable Acquired Company and included in the calculation of Closing Working Capital): (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) obligation evidenced by a note, bond, debenture or similar instrument; (c) surety bond; (d) swap or hedging Contract; (e) banker acceptance; (f) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement; (g) indebtedness secured by any mortgage, indenture or deed of trust upon any asset; (h) the deferred purchase price of property or services in respect of which the Acquired Companies are liable, contingently or otherwise (including “earn-outs” and “seller notes” payable with respect to the acquisition of any business, assets or securities), (i) leases that have been recorded as capital leases in accordance with GAAP, (j) letters and lines of credit (to the extent drawn), bankers’ acceptances or similar facilities, (k) interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements, (l) accrued and unpaid interest, prepayment penalties, premiums, breakage costs, fees or other expenses regarding any of the foregoing, (m) with respect to Indebtedness of the Acquired Companies, the items set forth on Schedule 10.1(b) (in addition to other items also set forth in (a) – (l) and (n) herein, or (n) guarantees of any obligations regarding any of the foregoing.

“Initial Purchase Price” means the Base Cash Amount plus the Closing Stock Consideration, provided, however, that if the aggregate value of the Closing Stock Consideration is not sufficient for the sum of the Base Cash Amount and the aggregate value of the Closing Stock Consideration to equal at least $330,000,000 at the Closing, then the amount of cash included in the Base Cash Amount shall be increased so that the sum of the Base Cash Amount and the Closing Stock Consideration is equal to $330,000,000.
“Intellectual Property” means, in any and all jurisdictions throughout the world, rights in any trademark, service mark, trade name, trade dress, goodwill, patent, copyright, design, logo, formula, invention (whether or not patentable or reduced to practice), concept, domain name, website, social media username (e.g., Twitter handle), personalized subdomain or vanity URL, trade secret, know‑how, process, formula, model, research and development, data and databases, confidential information, mask work, product, design, Software, technology or other intangible asset of any nature, whether in use, under development or design or inactive (including any registration, application or renewal regarding any of the foregoing and, with respect to patents, any reissues, divisions, extensions, provisionals, continuations and continuations-in-part thereof).
“IRS” means the United States’ Internal Revenue Service.
“IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by any Acquired Company.
“Key Employees” means Matthew Miller, Gary Shuder, Kevin Bogan, Ronald Stichter, John Sammut, Matthew Utley, Joseph Shoemaker and Matthew McQuown.
“Knowledge” has the following meaning: (a) an individual will have “Knowledge” of a particular fact or other matter if such individual is aware or would be aware of such fact or matter, following due inquiry; (b) the Acquired Companies will have “Knowledge” of a particular fact or other matter if Matthew Miller, Gary Shuder, Kevin Bogan, Ronald Stichter, John Sammut, Matthew Utley, Joseph Shoemaker, Matthew McQuown, Kirk Bates or Keith Weirich is aware of such fact or matter or would be aware of such fact or matter, following due inquiry; and (c) a Person, other than an individual or the Acquired Companies, will have “Knowledge” of a particular fact or other matter if any individual who is serving as a director or officer (or similar executive) of such Person currently has Knowledge, as stated in clause (a), of such fact or other matter.
“Liability” means any debt, liability or obligation, of whatever kind or nature, primary or secondary, direct or indirect, accrued or fixed, known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured and determined or undetermined, including under any Contract).
“Loss” means any claim, demand, deficiency, Liability, loss, fine, interest, penalty, assessment, out-of-pocket cost or expense (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses), or damage.
“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to, without the knowledge and authorization of any Acquired Company, disrupt, disable, harm, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.
"Marketing Material" means each of the following: (a) a customary "road show presentation" and a preliminary and final prospectus, pricing term sheet, offering memorandum or private placement memorandum that is suitable for use in a customary "road show," which prospectus, offering memorandum or private placement memorandum will be in a form that will enable the independent registered public accountants of the Acquired Companies to render a customary "comfort letter" (including customary "negative assurances") on the Closing Date; and (b) all other marketing material contemplated by the Debt Commitment Letter or reasonably requested by the Buyer Entities or the Financing Sources in connection with the marketing of the Debt Financing.
“Marketing Period” means the first period of 20 consecutive Business Days after the date hereof (a) throughout and on the last day of which (i) Buyer has the Financing Information, (ii) the Financing Information is at all times Compliant and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.1 and 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period and (b) on the last day of which the conditions set forth in Sections 7.1 and 7.2 (excluding conditions that, by their nature, are not intended to be satisfied until Closing but that are capable of being satisfied at the Closing) are satisfied; provided, that (A) the “Marketing Period” will not be deemed to have commenced if, prior to completion of the Marketing Period, Ernst & Young withdraws its audit opinion with respect to any financial statements of any Acquired Company included in the Financing Information in which case the Marketing Period will not be deemed to commence unless and until a new audit opinion is issued with respect to the applicable financial statements included in the Financing Information by such auditor or another accounting firm of national standing and (B) (x) the “Marketing Period” shall commence no earlier than October 26, 2019 and (y) exclude certain market holiday related “blackout” periods as reasonably determined by the Financing Sources.
“Material Adverse Effect” means any effect, event, occurrence, circumstance, change or condition that, individually or in the aggregate, (x) has had or is reasonably likely to have a materially adverse effect on (1) the Business or the rights, liabilities, properties, assets or condition (financial or otherwise) of the Acquired Companies (taken as a whole) or (2) the Acquired Companies’ industry generally, except that none of the following will be deemed to constitute, and none of the following will be taken into account in determining the occurrence (or possible occurrence) of a Material Adverse Effect: (a) the reaction (including subsequent actions) of any Person not a Party to any transaction contemplated herein resulting from the public announcement of this Agreement, any transaction contemplated herein or otherwise; (b) the taking of any action required by this Agreement; and (c) any change in GAAP or other accounting requirement or principle or any change in Applicable Law or the interpretation thereof or effect resulting therefrom or (y) would or would reasonably be expected to materially and adversely affect the ability of Sellers and the Acquired Companies to consummate the transactions contemplated hereby.
“Multiemployer Plan” has the meaning given in Section 3(37) of ERISA.
“Net Working Capital” means the amount of (a) all current assets of the Acquired Companies on a consolidated basis minus (b) all current liabilities of the Acquired Companies on a consolidated basis, in each case as of the Effective Time, which calculations will be made in accordance with the categories of current assets and current liabilities, and the Accounting Principles. Net Working Capital will not include Cash, Closing Indebtedness, or Company Transaction Expenses. An example calculation of Net Working Capital of the Acquired Companies is included on the attached Schedule 10.1(c), provided, however, that for avoidance of doubt, this calculation is for illustrative purposes only and Net Working Capital shall be determined in accordance with this Agreement.
“Net Working Capital Target” means $78,500,000.
“Non-Compete Period” means the period commencing on the Closing Date and ending on (a) for the Family Shareholders, the fifth anniversary of the Closing Date, and (b) for Gary Shuder, Kevin Bogan, Ronald Stichter, John Sammut, Matthew Utley, Joseph Shoemaker, and Matthew McQuown, the second anniversary of the Closing Date. For avoidance of doubt, the Non-Compete Period shall not be applicable to Kirk Bates and Keith Weirich.
“Open Source Software” means any Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.
“Order” means any order, writ, injunction, decree, judgment, award or determination of or from any Governmental Authority or similar binding decision of any arbitration (or similar Proceeding).
“Ordinary Course of Business” means any action (which includes, for this definition, any failure to take action), condition, circumstance or status of or regarding a Person that is consistent with the past practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person.
“Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by‑laws or similar governing document of such Person; or (b) any limited liability company agreement, partnership agreement, operating agreement, shareholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person.
“Other Indemnified Person” means, for any Person, such Person’s Affiliates and each of such Person’s and each of such Affiliate’s officers, directors, partners, members, governors, managers, and permitted successors and assigns. For avoidance of doubt, from and after the Closing, the Acquired Companies shall be Other Indemnified Persons of the Buyer Entities.
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Acquired Companies.
“Party” means Sellers (taken as a whole) or the Buyer Entities (taken as a whole).
“Permit” means any license or permit from, or registration with, a Governmental Authority.
“Permitted Encumbrance” means any: (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or that are being contested in good faith and for which adequate accruals or reserves have been established in the Financial Statements; (b) Encumbrance arising under any original purchase price conditional sales contract or equipment lease; (c) easement, right-of-way, covenant, condition or restriction of record; (d) easement, right-of-way, covenant, condition or restriction not of record as to which no violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the use or operation, or materially impair the value, of any asset to which it relates in the conduct of the Business of any Acquired Company; (e) zoning or other Encumbrance imposed by any Governmental Authority; (f) pledge or deposit to secure any obligation under any workers or unemployment compensation law or to secure any other public or statutory obligation; or (g) mechanic’s, materialmen’s, landlord’s, carrier’s, supplier’s or vendor’s lien or similar Encumbrance arising or incurred in the Ordinary Course of Business of any Acquired Company that secures any amount that is not overdue or that is being contested in good faith and for which adequate accruals or reserves have been established in the Financial Statements.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.

“Plan” means any written or oral “employee benefit plan” (as such term is defined in section 3(3) of ERISA but whether or not subject to ERISA) and any other employee benefit plan, scheme, program, agreement or policy, practice, arrangement of any kind, including any: stock option or ownership plan; stock appreciation rights plan; stock purchase plan; phantom stock plan; executive compensation plan; bonus, retention or sale bonus, incentive compensation, deferred compensation or profit-sharing plan; or arrangement regarding any medical, welfare, severance, termination, retirement, vacation, holiday, sick leave, fringe benefit, educational assistance, employee loan, pre-Tax premium or flexible spending account plan or life insurance.
“Plan Sponsor” has the meaning given in Section 3(16)(B) of ERISA.
“Pre-Closing Taxes” means any and all Taxes and claims for Taxes (a) for which any Acquired Company is liable attributable to, or arising in respect of, any Pre-Closing Tax Period (in the case of any Straddle Period, as determined in accordance with Section 5.8, together with any interest, penalty, or addition to Tax accruing after the Closing Date on any Taxes described in this clause (a); (b) of any member of an Affiliated Group of which any Acquired Company (or any predecessor of any Acquired Company) is or was a member on or prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor of such regulation or any analogous or similar national, state, local, or foreign Law); (c) of any Person for which any Acquired Company is liable as a transferee or successor, by Contract, or pursuant to any Law rule or regulation for any Pre-Closing Tax Period and for which such Taxes relate to an event or transaction occurring before the Closing; (d) arising out of or resulting from the transactions contemplated by this Agreement, including any withholding and the Acquired Companies’ portion of applicable payroll taxes and any Taxes arising as a result of the 338(h)(10) Elections; (e) any Transfer Taxes; (f) arising out of or resulting from any inclusion under Section 951 of the Code (or any similar or corresponding provision of state or local Law) in respect of any “foreign corporation” owned (directly or indirectly) by any Acquired Company to the extent such inclusion results from any transactions or ownership of assets occurring between the beginning of the taxable year of such foreign corporation that includes the Closing Date and through the Closing; (g) arising out of or resulting from a breach of any representation or warranties made in Section 3.5 or any breach or non-performance of Section 5.8; and (h) any increased Taxes of Buyer or an Affiliate of Buyer (including any Acquired Company) arising in a Taxable period beginning on or after the Closing Date, that are incurred as a result of a breach of the representations in Section 3.5(j) or a breach by Sellers of a covenant or agreement in Section 5.8(b). Pre-Closing Taxes will also include (i) any liability for Tax payments required to be made after the Closing under any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract to which any Acquired Company was obligated or was a party on or prior to the Closing Date and (ii) any Losses relating to Pre-Closing Taxes.
“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on the Closing Date.
“Pro Forma Financing Information” means combined financial statements and all information necessary for the Buyer to prepare a customary pro forma combined balance sheet as of the most recent period that financial statements were delivered pursuant to (A) and (B) of clause (ii) of the definition of “Financing Information”, and customary pro forma statements of operations for the year ended December 31, 2015, the most recent interim period for which financial statements were delivered pursuant to (B) of clause (ii) of the definition of “Financing Information” and the comparable period for the prior fiscal year and the 12-month period ending on the last day of the most recently completed four-fiscal quarter period of the Acquired Companies ended at least 45 days before the Closing Date (or, if the end of the most recently completed four-fiscal quarter period of the Acquired Companies is the end of a fiscal year of the Acquired Companies, ended at least 90 days before the Closing Date), prepared after giving effect to the transactions contemplated hereby and the Financing or any high yield bonds being issued in lieu of any portion of the

Debt Financing as if such transactions and the Financing (or the issuance of such high yield bonds) had occurred as of such date (in the case of balance sheets) or at the beginning of such period (in the case of other financial statements).
“Proceeding” means any action, arbitration, audit, investigation, litigation, proceeding, or suit (whether civil, criminal or administrative), in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Fundamental Representations” means the representations and warranties of the Sellers set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.16 (as to Newmar Corporation only), 3.19, 3.20, 3.23, and 3.24.
“Shareholder Agreements” means that certain Shareholders Agreement dated January 13, 1996 by and among Lucretia Hochstetler, Linda Mast, Joyce Miller, Lauranna Miller, Marcus Miller and Matthew Miller (including any and all amendments, modifications, and restatements thereto and thereof), that certain Shareholders Agreement dated March 1, 1996 by and among Virgil Miller, Gary Shuder, Craig Alexander, Andrew Farmwald, and Michael O’Connell (including any and all amendments, modifications, and restatements thereto and thereof), that certain Shareholders Agreement dated November 2, 1998 by and among Virgil Miller, Gary Shuder, Craig Alexander, Andrew Farmwald, Michael O’Connell and Chris Gillam (including any and all amendments, modifications, and restatements thereto and thereof), that certain Shareholders Agreement dated September 27, 2010 by and among Gary Shuder, Michael O’Connell, Kevin Bogan, Richard Parks, Kyle McCrary, John Sammut, Ronald Stichter, Matthew Utley, and Joseph Shoemaker (including any and all amendments, modifications, and restatements thereto and thereof), and any and all other agreements regarding any stock or equity interest in the Acquired Companies in existence prior to the Closing Date.
“Software” means all computer software, including but not limited to application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media.
“Solvent” has the meaning set forth in Annex I to Exhibit E of the Debt Commitment Letter.
“Straddle Period” means any complete Tax period of any Acquired Company relating to any Tax that includes but does not end on the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors of such other Person (or others performing similar functions with respect to such other Person or to otherwise control such Person as the managing member, general partner, or similar position), is directly or indirectly owned or controlled by such first Person or by any one or more of such first Person’s Subsidiaries.
“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, escheat, escheat or unclaimed property, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto, whether disputed or not.
“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.
“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of the purchase of the Shares by Buyer, together with any penalty, interest and addition to any such item with respect to such item.
“Treasury Regulations” means the regulations prescribed under the Code.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
*    *    *    *    *
[Signature Page Follows]

IN WITNESS WHEREOF, each Party has executed this Stock Purchase Agreement effective as of the date first written above.

BUYER:

OCTAVIUS CORPORATION

By: /s/ Michael J. Happe
Name: Michael J. Happe
Its: President and CEO

BUYER PARENT:

WINNEBAGO INDUSTRIES, INC.

By: /s/ Michael J. Happe
Name: Michael J. Happe
Its: President and CEO

ACQUIRED COMPANIES:

NEWMAR CORPORATION

By: /s/ Matthew L. Miller
Name: Matthew L. Miller
Its: President

DUTCH REAL ESTATE CORP.

By: /s/ Matthew L. Miller
Name: Matthew L. Miller
Its: President

NEW-WAY TRANSPORT CORP.

By: /s/ Matthew L. Miller
Name: Matthew L. Miller
Its: President

NEW-SERV, INC.

By: /s/ Matthew L. Miller
Name: Matthew L. Miller
Its: President

SELLER:

GARY SHUDER

/s/ Gary Shuder
By: Gary Shuder

SELLER:

JOHN SAMMUT

/s/ John Sammut
By: John Sammut

SELLER:

Joseph Shoemaker

/s/ Joseph Shoemaker
By: Joseph Shoemaker

SELLER:

JOYCE HELMUTH

/s/ Joyce Helmuth
By: Joyce Helmuth

SELLER:

KEITH WEIRICH

/s/ Keith Weirich
By: Keith Weirich

SELLER:

KEVIN BOGAN

/s/ Kevin Bogan
By: Kevin Bogan

SELLER:

KIRK BATES

/s/ Kirk Bates
By: Kirk Bates

SELLER:

LAURANNA MILLER

/s/ Lauranna Miller
By: Lauranna Miller

SELLER:

LINDA MAST

/s/ Linda Mast
By: Linda Mast

SELLER:

LUCRETIA HOCHSTETLER

/s/ Lucretia Hochstetler
By: Lucretia Hochstetler

SELLER:

MAHLON MILLER

/s/ Mahlon Miller
By: Mahlon Miller

SELLER:

MARCUS MILLER

/s/ Marcus Miller
By: Marcus Miller

SELLER:

MATTHEW McQUOWN

/s/ Matthew McQuown
By: Matthew McQuown

SELLER:

MATTHEW L. MILLER

/s/ Matthew L. Miller
By: Matthew L. Miller

SELLER:

MATTHEW UTLEY

/s/ Matthew Utley
By: Matthew Utley

SELLER:

RONALD STICHTER

/s/ Ronald Stichter
By: Ronald Stichter

SELLERS AGENT:

By: /s/ Matthew L. Miller
Name: Matthew Miller

EXHIBIT 6.1(g)

Consents

None.

EXHIBIT 6.1(h)

Termination of Contracts

•	Shareholder Agreements

•	Any agreements between Newmar Corporation and Newmar International

EXHIBIT 6.1(i)

Termination and Release Agreements

•	Marcus Miller

•	Pam Miller

•	Joel Helmuth

•	Thomas Mast

•	Mahlon Miller

•	Larry Hochstetler

EXHIBIT 8.7

Form of Escrow Agreement

See attached.